Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

RMG ACQUISITION CORP. III,

and

H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

Table of Contents

i

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 9, 2023 (this “Agreement”), is made and entered into by and between RMG Acquisition Corp. III, a Cayman Islands exempted company limited by shares (which shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”) and H2B2 Electrolysis Technologies, Inc., a Delaware corporation (the “Company,” and together with Acquiror, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Acquiror is a blank check exempted company with limited liability incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Acquiror shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file (a) a certificate of incorporation with the Secretary of State of Delaware and (b) adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (a) each then-issued and outstanding Acquiror Class A Share (as defined below) shall convert automatically, on a one-for-one basis, into one (1) share of Class A stock, par value $0.0001 per share, of Acquiror (the “Domesticated Acquiror Class A Stock”); (b) each then-issued and outstanding Acquiror Class B Share (as defined below) shall convert automatically, on a one-for-one basis, into one (1) share of Class B stock, par value $0.0001 per share, of Acquiror (the “Domesticated Acquiror Class B Stock”); (c) each then-issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically into a public warrant to acquire one (1) share of Domesticated Acquiror Class A Stock (“Domesticated Acquiror Public Warrant”), pursuant to the Warrant Agreement (as defined below); (d) each then-issued and outstanding Acquiror Private Warrant (as defined below) shall convert automatically into a private warrant to acquire one (1) share of Domesticated Acquiror Class A Stock (“Domesticated Acquiror Private Warrant”), pursuant to the Warrant Agreement; and (e) each then-issued and outstanding Acquiror Unit shall be canceled and will entitle the holder thereof to one (1) share of Domesticated Acquiror Class A Stock and one-fifth of one (1) Domesticated Acquiror Public Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) the Company will merge with and into Acquiror, the separate corporate existence of the Company will cease and Acquiror will be the Surviving Corporation (as defined below) (the “Merger”) and (b) the Surviving Corporation will change its name to “H2B2 Electrolysis Technologies, Inc.”;

WHEREAS, the Parties intend that, for United States federal and applicable state and local income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended U.S. Tax Treatment”), to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Parties intend that, for Spanish tax purposes, the Merger will qualify as a “fusión” within the meaning of Section 76.1 of the Spanish Corporate Income Tax Act (Law 27/2014, dated November 27, 2014, on Corporate Income Tax (Ley 27/2014, de 2 de noviembre, del Impuesto sobre Sociedades)) (the “Spanish CIT Act”), benefiting from the tax treatment provided in Title VII, Chapter VII, of the Spanish CIT Act, and in particular, Section 77.1.e), 78.1 and 81 thereunder (the “Intended Spanish Tax Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) determined that this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and the Company Stockholders; (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby; and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby by the Company Stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and the Requisite Company Stockholders have executed and delivered to Acquiror a company support agreement (the “Company Support Agreement”), pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote in favor of the adoption and approval of this Agreement and the other documents contemplated hereby for which the approval of the Requisite Company Stockholders is required, and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) determined that this Agreement and the other documents contemplated hereby to which Acquiror is a party and the transactions contemplated hereby and thereby are advisable and in the best interests of Acquiror and Acquiror Shareholders (as defined below); (b) authorized and approved the execution, delivery and performance by Acquiror of this Agreement and the other documents contemplated hereby to which Acquiror is a party and the transactions contemplated hereby and thereby; and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby to which Acquiror is a party and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof and Acquiror’s Governing Documents (as defined below), Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, RMG Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), has executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby to which Acquiror is a party and the transactions contemplated hereby and thereby; and

WHEREAS, at the Closing, Acquiror, the Sponsor and certain of the Company Stockholders shall enter into (a) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing, and (b) Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1            Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Benefit Plan” has the meaning specified in Section 5.16.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Class A Shares” means, prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Shares” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 2.4(c).

“Acquiror Common Stock” means (a) collectively, prior to the Domestication, Acquiror Class A Shares and Acquiror Class B Shares, and (b) from and following the Domestication but prior to the Closing, Domesticated Acquiror Class A Stock and Domesticated Acquiror Class B Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c)(iv).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” means the audited balance sheet as of December 31, 2022, and the related audited statements of operations, changes in shareholder’s equity (deficit) and cash flows of Acquiror for the year ended December 31, 2022, together with the auditor’s reports thereon.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror) and Section 5.12 (Brokers’ Fees).

“Acquiror Private Warrant” means, prior to the Domestication, a warrant to purchase one (1) Acquiror Class A Share at an exercise price of $11.50 issued to the Sponsor.

“Acquiror Public Warrant” means, prior to the Domestication, a warrant to purchase one (1) Acquiror Class A Share at an exercise price of $11.50 that was included in the Acquiror Units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Shares to redeem all or a portion of Acquiror Class A Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (i), (ii) and (iii) of Section 8.2(b), in each case, by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at the Acquiror Shareholders’ Meeting; (b) those Transaction Proposals identified in clauses (iv), (v), (vi), and (x), of Section 8.2(b), in each case, by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at the Acquiror Shareholders’ Meeting; (c) the Transaction Proposal identified in clause (vii) of Section 8.2(b), by an ordinary resolution of the Acquiror Class B Shares, being the affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Class B Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at the Acquiror Shareholders’ Meeting; and (d) those Transaction Proposals identified in clauses (viii) and (ix) of Section 8.2(b) or any other proposals to be proposed to the Acquiror Shareholders, in each case, by the requisite approval required under Acquiror’s Governing Documents, the Companies Act or other applicable Law.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by Acquiror or any of its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) any and all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, capital markets advisors, investment banks, attorneys, accountants and other advisors and service providers, including, for the avoidance of doubt, any outstanding amounts under any Working Capital Loans (which, for the avoidance of doubt, shall be repaid in cash and not converted into warrants of the Surviving Corporation, in each case, of Acquiror or any of its Affiliates as of the Closing) and the Administrative Services Agreement; (b) any premiums, costs and expenses incurred under Acquiror’s directors’ and officers’ liability insurance policies; (c) any fees, costs and expenses relating to Acquiror’s due diligence on the Company and its Subsidiaries; (d) any fees, costs, expenses and disbursements of Acquiror’s accountants, Tax advisors and external auditors; (e) Acquiror’s ongoing SEC reporting and Nasdaq listing and compliance costs and expenses (including any attorneys’ fees in connection therewith); (f) fees, costs and expenses in connection with any press releases or public announcements issued by Acquiror or any of its Affiliates; and (g) accounting, tax and administrative costs and expenses of RMG Acquisition Management (but excluding any Taxes of RMG Acquisition Management), but excluding any Company Transaction Expenses, in each case as set forth on the Acquiror Closing Statement to be delivered by Acquiror to the Company pursuant to Section 2.4(c).

“Acquiror Unit” means the units issued by Acquiror at the time of the initial public offering of Acquiror, each consisting of one (1) Acquiror Class A Share and one-fifth (1/5th) of one Acquiror Public Warrant.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Warrants, collectively.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, including any Capital Raise Transaction, and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (1) the Company or (2) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one (1) or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one (1) or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation, subpoena or request for information, by or before any Governmental Authority.

“Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of February 4, 2021, by and between Acquiror and RMG Acquisition Management.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Closing Date Merger Consideration” means a number of shares of Surviving Corporation Common Stock equal to the quotient obtained by dividing (i) the Closing Date Purchase Price by (ii) $10.00.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, the aggregate (a) number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time including after giving effect to any Capital Raise Transaction, plus (b) maximum number of shares of Company Common Stock that would be issuable upon the exercise in full of all Company Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(b)(ii).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws in any jurisdiction.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, or the United States Federal Trade Commission.

“Ardachon Proceedings” has the meaning set forth on Section 1.1(a) of the Company Disclosure Letter.

“Ardachon Share Acquisition” means the acquisition of Company Common Stock by the Company in connection with the Ardachon Proceedings.

“Audited Financial Statements” has the meaning specified in Section 4.11(a).

“AVR Option Amount” means $2,000,014.

“Base Purchase Price” means $750,000,000.

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Madrid, Spain, or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains incorporated in Cayman Islands) are authorized or required by Law to close.

“Capital Raise Amount” means the aggregate amount of capital actually raised by the Company, any of its Subsidiaries, or any special purpose vehicle or other entity in which the Company holds, directly or indirectly any Equity Interest, at or prior to the Closing through any Capital Raise Transaction, but excluding, for the avoidance of doubt, (a) any capital actually raised by the Company or any of its Subsidiaries utilized or to be utilized for the Ardachon Share Acquisition and (b) any cash available in the Trust Account following the Acquiror Shareholder Meeting (after deducting the amount required to satisfy the Acquiror Share Redemption Amount).

“Capital Raise Investor” means any Person that has entered into a legal, valid and binding commitment to acquire or subscribe securities of the Company, any of its Subsidiaries, or any special purpose vehicle or other entity in which the Company holds, directly or indirectly any Equity Interest, in each case in any Capital Raise Transaction.

“Capital Raise Transaction” means (a) any sale or other issuance of Equity Interests or any debt instruments exercisable for or convertible into Company Common Stock or other equity interests of the Company, any of its Subsidiaries, or any special purpose vehicle or other entity in which the Company holds, directly or indirectly any Equity Interest (including, without limitation, any shares of capital stock, securities convertible into or exchangeable for shares of capital stock, or warrants, options or other rights for the purchase or acquisition of such shares, and other ownership or profit interests, whether voting or non-voting, and convertible notes or similar convertible or exercisable debt instruments), for cash occurring at any time, whether in a single transaction or a series of transactions, during the period commencing on or after the date of this Agreement and ending at or prior to the Closing, or (b) any Debt Raise Transaction, in each case involving BCW Securities LLC and/or Natixis Partners Iberia, S.A.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) the Parties hereto have received written notice from CFIUS that either (i) it has determined that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to the CFIUS regulations or (ii) CFIUS’ review (or, if applicable, investigation) under the CFIUS regulations of the transactions contemplated by this Agreement in response to any notice or declaration submitted to CFIUS by the Parties, has concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that all action under the CFIUS regulations has concluded with respect to the transactions contemplated by this Agreement; or (b) CFIUS shall have sent a report to the President of the United States (“President”) requesting the President’s decision on any notice submitted by the Parties and either (x) the period under the CFIUS regulations during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without the President having taken or announced such a decision or (y) the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement.

“Change of Control Payment” has the meaning specified in Section 4.11(e).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Date Purchase Price” means the Base Purchase Price, which shall be subject to upward or downward adjustment solely as follows:

(a)                In the event the Company raises capital in any Capital Raise Transaction (other than a Debt Raise Transaction) based on a pre-money valuation at or exceeding the Base Purchase Price, the Base Purchase Price shall be increased on a dollar for dollar basis by an amount equal to (i) the difference between the Base Purchase Price and the actual pre-money valuation of such Capital Raise Transaction, plus (ii) the Capital Raise Amount, plus (iii) the AVR Option Amount;

(b)               In the event the Company raises capital in any Capital Raise Transaction (other than a Debt Raise Transaction) based on a pre-money valuation below the Base Purchase Price, the Base Purchase Price shall be (i) decreased by an amount equal to the difference between the Base Purchase Price and the actual pre-money valuation of such Capital Raise Transaction, and increased by (ii) the Capital Raise Amount, plus (iii) the AVR Option Amount, in each case on a dollar for dollar basis;

(c)                In the event the Company raises capital in any Debt Raise Transaction based on a Debt Transaction Pre-Money Valuation at or exceeding the Base Purchase Price, the Base Purchase Price shall be increased on a dollar for dollar basis by an amount equal to (i) the difference between the Base Purchase Price and the actual Debt Transaction Pre-Money Valuation, plus (ii) the AVR Option Amount; or

(d)               In the event the Company raises capital in any Debt Raise Transaction based on a Debt Transaction Pre-Money Valuation below the Base Purchase Price, the Base Purchase Price shall be (i) decreased by an amount equal to the difference between the Base Purchase Price and the actual Debt Transaction Pre-Money Valuation and (ii) increased by the AVR Option Amount, in each case on a dollar for dollar basis;

provided, that, solely in the event that the Capital Raise Amount exceeds $15,000,000, following any adjustment pursuant to the foregoing clauses (a), (b), (c) or (d), the Closing Date Purchase Price shall be further increased by an additional ten percent (10%), and provided, further, that in the event the Company raises capital in any Debt Raise Transaction where such Debt Raise Transaction consists exclusively of senior debt or any other form of debt for which a pre-money valuation has not been provided (a “Senior Debt Raise Event”), then for a period of fifteen (15) Business Days following execution of definitive agreements relating to such Debt Raise Transaction (the “Resolution Period”), the Parties shall work together in good faith to agree a Closing Date Purchase Price. If, after the Resolution Period, the Parties are unable to agree upon the Closing Date Purchase Price, then the provisions set forth in Section 2.4(f) shall apply.

“Closing Statement” has the meaning specified in Section 2.4(e).

“Code” has the meaning specified in the Recitals hereto.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.17(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Closing Statement” has the meaning specified in Section 2.4(b).

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financial Statements” has the meaning specified in Section 4.11(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first (1st) and second (2nd) sentences of Section 4.1 (Company Organization), the first (1st) and second (2nd) sentences of Section 4.2 (Subsidiaries), Section 4.3 (Spanish Subsidiaries), Section 4.5 (Due Authorization), Section 4.9 (Capitalization of the Company), Section 4.10 (Capitalization of Subsidiaries) and Section 4.20 (Brokers’ Fees).

“Company Indemnified Parties” has the meaning specified in Section 7.6(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, business or financial market conditions generally; (iii) the taking of any action required by this Agreement or any Ancillary Agreement; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers); (viii) the announcement of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or Employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.6 and the condition to Closing with respect thereto); (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter prior to the date hereof; or (xi) any action taken by, or at the request of, Acquiror or taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means any option to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Owned IP” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Registered IP” has the meaning specified in Section 4.25(a).

“Company Stockholder” means any holder of Company Common Stock.

“Company Stockholder Approval” means the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Company Common Stock pursuant to resolutions adopted by the Requisite Company Stockholders at a duly called special meeting of the Company Stockholders in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Company Stockholders Agreement and applicable Law.

“Company Stockholders Agreement” means that certain Stockholders’ Agreement regarding H2B2 Electrolysis Technologies, Inc., dated as of August 27, 2021, by and among the Company, Onatrium H2, S.L., Tekpolio, S.L., the Subscribing Stockholders (as defined therein) and the Key Persons (as defined therein).

“Company Support Agreement” has the meaning set forth in Recitals hereto.

“Company Stockholder Meeting” has the meaning specified in Section 8.2(c).

“Company Transaction Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) any and all related fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, vendor due diligence providers (including any provider of vendor due diligence reports), attorneys, accountants and other advisors and service providers; (b) any and all filing fees payable to any Governmental Authority in connection with the transactions contemplated hereby; and (c) any and all related fees, costs, expenses and premium incurred in order to obtain a tax insurance policy (including brokerage fees and costs and external legal counsel) to cover any liability that may accrue from a Spanish tax perspective due to the tax structure implemented to carry out the transactions foreseen in this Agreement, in each case of (a), (b) and (c) as set forth on the Company Closing Statement to be delivered by the Company to Acquiror pursuant to Section 2.4(a).

“Confidential Information” has the meaning specified in Section 6.3.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding written contracts, agreements, subcontracts, leases and purchase orders.

“D&O Indemnified Parties” has the meaning specified in Section 7.6(a).

“Debt Raise Transaction” means any sale or other issuance of debt securities or instruments, or otherwise any incurrence of Indebtedness for borrowed money (including any issuance of senior secured or unsecured notes or junior subordinated notes), by the Company or any of its Subsidiaries, occurring at any time, whether in a single transaction or a series of transactions, during the period commencing on or after the date of this Agreement and ending at or prior to the Closing.

“Debt Transaction Pre-Money Valuation” means an aggregate amount equal to the weighted average of all pre-money valuations (or any subsequent revisions thereof) submitted by Capital Raise Investors in “Phase II” of a Debt Raise Transaction (as such term is defined in the Phase I Process Letter issued in connection with such Debt Raise Transaction), as calculated pursuant to the Debt Transaction Pre-Money Valuation Schedule.

“Debt Transaction Pre-Money Valuation Schedule” means a schedule delivered by the Company to Acquiror pursuant to Section 2.4(a) setting out (a) each and all of the pre-money valuations (or any subsequent revisions thereof) submitted by Capital Raise Investors in “Phase II” of a Debt Raise Transaction and (b) the Debt Transaction Pre-Money Valuation; provided, that, for the avoidance of doubt, if any valuation submitted by a Capital Raise Investor in “Phase II” of a Debt Raise Transaction is presented as a valuation range (and not a fixed amount), the Company shall first calculate a weighted median of such valuation range before calculating the Debt Transaction Pre-Money Valuation.

“Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security (including debt securities) convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Class A Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Class B Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Private Warrant” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Public Warrant” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrants” means, collectively, the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Warrants.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Employee” means any employee, worker or officer of the Company or any Subsidiary of the Company.

“Enforceability Exceptions” has the meaning specified in Section 4.5(a).

“Environmental Laws” means any Law relating to: (a) releases or threatened releases of Hazardous Materials; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup, or control of Hazardous Materials; (c) pollution or protection of the environment or natural resources; or (d) human health and safety as it relates to the handling of or exposure to Hazardous Materials.

“Environmental Licenses” has the meaning specified in Section 4.27(a).

“Equity Incentive Plan” has the meaning specified in Section 7.8.

“Equity Interests” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Surviving Corporation Common Stock constituting the Aggregate Closing Date Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Stock.

“Export Approvals” has the meaning specified in Section 4.30(a).

“Extension” has the meaning specified in Section 11.6(a).

“Extension Costs” has the meaning specified in Section 11.6(a).

“Extension Proposal” has the meaning specified in Section 7.9.

“Founder Consideration Shares” means a number of shares of Domesticated Acquiror Class B Stock equal to six percent (6%) of (a) (i) in the event there is a PIPE Transaction, the aggregate number of shares of Surviving Corporation Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time (inclusive of the Founder Consideration Shares) after giving effect to the maximum potential dilution as a result of any Capital Raise Transaction or (ii) in the event there is no PIPE Transaction, the Aggregate Closing Date Merger Consideration, in each case minus (b) the Warrant Exchange Shares issued in connection with the Warrant Exchange.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Official” means any officer or employee of a Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority.

“Governmental Authority” means any federal, state, national, supranational (including the European Union), regional (including, in Spain, the Autonomous Communities), provincial, municipal, local, or foreign government, governmental authority, supervisory, standard setting, regulatory or administrative agency, governmental commission, department, board, bureau, branch, minister, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.7.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Grants” means the public aid, grants, subsidies, and soft loans identified in Section 4.33 of the Company Disclosure Letter.

“H2B2 Group” has the meaning specified in Section 11.18(b).

“Hazardous Material” means any (a) substance, material or waste defined or regulated under Environmental Law as a pollutant or contaminant, or as toxic or hazardous, (b) petroleum or any fraction or product thereof, (c) asbestos or asbestos-containing material, (d) polychlorinated biphenyl, (e) chlorofluorocarbons, (f) per- and polyfluoroalkyl substances, or (g) any other substance which is regulated or which could give rise to liability under Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) all obligations of capitalized lease obligations under GAAP, (c) all obligations for the reimbursement of any obligor (including any accrued and unpaid interest) relating to letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) all obligations in respect of banker’s acceptances issued, (e) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, credit agreements and similar instruments, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, or services which have been rendered, including “earn outs” and “seller notes”, (h) all obligations secured by a Lien, other than Permitted Liens, on any property of such Person and (i) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (i), and (j) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information and documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Intellectual Property Rights” means any rights in or to any intellectual property throughout the world, including (a) patents, patent applications (including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof), and supplementary protection certificates; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, business names, including any applications, registrations and renewals in connection therewith, and internet domain names; (c) registered and unregistered designs, including any applications, registrations and renewals in connection therewith; (d) registered and unregistered copyrights and other intellectual property rights in works of authorship (whether or not copyrightable), including any registrations and applications for registration, renewals and extensions thereof; (e) intellectual property rights in software; and (f) trade secrets and other intellectual property rights in know-how and confidential or proprietary information (including, but not limited to, in ideas, formulas, compositions, inventions, whether or not patentable or reduced to practice, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information)).

“Intended Spanish Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended U.S. Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export or transfer of information, data, goods and technology, including, the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. law.

“Investor Objection Notice” has the meaning specified in Section 10.1(c)(iii).

“IRS Website Shutdown” means the shutdown or unavailability on the Closing Date or date of the Domestication of the respective Internal Revenue Service online application portal for (a) Internal Revenue Service Form 8802 or (b) the request or delivery of a new employee identification number with respect to Acquiror, as applicable, during the respective online application portal’s normal operation hours.

“IT Systems” means all computer systems, communications systems, software and hardware (including firmware, peripherals, storage media, networking equipment) and any other information technology equipment owned, leased or licensed by the Company or any of its Subsidiaries and used in the conduct of their business.

“Key Persons” means individually each of the executives of the Company listed in Section 1.1(b) of the Company Disclosure Letter.

“Latham” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, treaty, convention, ordinance, rule, regulation, ruling, order, Governmental Order, circular or action, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of or from a Governmental Authority.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, covenants, easements, usufruct, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, charge, option, warrant, rights of first offer, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Minimum Investment Amount” means $40,000,000, which, for the avoidance of doubt, shall exclude (i) the AVR Option Amount and (ii) any capital raised by the Company or any of its Subsidiaries at or prior to the Closing through any Capital Raise Transaction in connection with the Ardachon Share Acquisition.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Nasdaq” has the meaning specified in Section 5.17.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Software” means any software distributed under an Open Source License.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Party” or “Parties” has the meaning specified in the Preamble hereto.

“PCAOB Financial Statements” has the meaning specified in Section 6.4(a).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen and other similar Liens arising in the ordinary course of business for amounts not yet due and delinquent or which are being contested in good faith through appropriate Actions and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and are disclosed in the Company Financial Statements, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value nor materially interfere with the present use of the Owned Real Property or Leased Real Property, and (d) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any information identifying, or capable in combination with other information of identifying, an individual or legal Person, the privacy of which is protected under applicable Law or any information that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“PIPE Transaction” means a transaction pursuant to which Acquiror enters into subscription, purchase or similar agreements with investors, pursuant to which such investors will agree to purchase Equity Interests of Acquiror with such purchase to be consummated prior to or concurrently with the Closing.

“Preliminary Closing Statement” has the meaning specified in Section 2.4(d).

“Privacy Laws” means the following legislations to the extent applicable from time to time: (a) the California Consumer Privacy Act, (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR, (c) the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, (d) the Spanish Data Protection Act Organic (Law 3/2018, dated December 5, 2018, on the Protection of Personal Data and Guarantee of Digital Rights), (e) the Spanish E-Commerce Act (Law 34/2002, dated July 11, 2002, on Information Society Services and Electronic Commerce), and (f) any other data protection or privacy laws, regulations, regulatory requirements, or mandatory guidance applicable to the processing of Personal Data (as amended and/or replaced from time to time).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Unaudited Financial Statements” has the meaning specified in Section 6.4(b).

“Q2 Unaudited Financial Statements” has the meaning specified in Section 6.4(c).

“Real Property Leases” has the meaning specified in Section 4.24(b)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Reimbursement Fee” means $3,300,000.

“Related Person” has the meaning specified in Section 4.35.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Requisite Company Stockholders” means holders of Company Common Stock representing the majority of the outstanding Company Common Stock.

“RMG Acquisition Management” means RMG Acquisition Management LLC, a Delaware limited liability company and an Affiliate of Acquiror.

“RMG Group” has the meaning specified in Section 11.18(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including any Person (a) identified in any Sanctions Laws-related list of Persons maintained by (i) the United States (including the United States Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, or (iv) the European Union or any European Union member state, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means all applicable trade, economic and financial sanctions Laws administered, enacted, or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and any European Union member state, (c) the United Nations, or (d) the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” has the meaning specified in Section 11.18(a).

“Social Security” means any Governmental Authority in each relevant jurisdiction which is in charge of (a) worker’s protection; (b) pensions; and (c) social welfare or equivalent functions, as applicable.

“Spanish CIT Act” has the meaning specified in the Recitals hereto.

“Spanish Companies Act” means the Spanish Royal Legislative Decree 1/2010, dated July 2, 2010, whereby the amended and restated Spanish Companies Act was approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).

“Spanish Insolvency Act” means the Spanish Royal Legislative Decree 1/2020, dated May 5, 2010, whereby the amended and restated Spanish Insolvency Act was approved (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal).

“Spanish Subsidiaries” means, jointly or individually, as applicable, H2B2 Electrolysis Technologies, S.L.U., H2B2 O&M, S.L.U., and H2B2 Corp, S.L.U.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror, the other Persons named therein and the Company, as amended or modified from time to time.

“Subsequent Capital Raise Transaction” has the meaning specified in Section 10.2(b)(ii).

“Subsidiary” means, (a) with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member and (b) with respect to the Company only, in addition to any Subsidiary falling under clause (a) above, any corporation, partnership, joint venture, business, trust, special purpose vehicle or other Person owned, directly or indirectly, by the Company.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Surviving Corporation Board” has the meaning specified in Section 8.7(a).

“Surviving Corporation Common Stock” means the shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

“Surviving Corporation Option” has the meaning specified in Section 3.3(a).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c)(iv).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Top Customers” has the meaning specified in Section 4.32(a).

“Top Vendors” has the meaning specified in Section 4.32(b).

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)(i).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Valuation Firm” has the meaning specified in Section 2.4(f)(i).

“Warrant Agreement” means the Warrant Agreement, dated as of February 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrant Agreement Amendment” has the meaning specified in Section 7.10.

“Warrant Conversion Approval” means the adoption and approval of the Warrant Agreement Amendment and the Warrant Exchange by the affirmative vote of (a) holders of at least sixty-five percent (65%) of the issued and outstanding Acquiror Public Warrants and (b) holders of at least sixty-five percent (65%) of the issued and outstanding Acquiror Private Warrants, in each case pursuant to resolutions adopted at a duly called meeting of holders of Acquiror Public Warrants and Acquiror Private Warrants in accordance with the terms and subject to the conditions of the Warrant Agreement.

“Warrant Exchange” has the meaning specified in Section 7.10.

“Warrant Exchange Shares” has the meaning specified in Section 7.10.

“Working Capital Loans” means the outstanding loans made to Acquiror by the Sponsor, an Affiliate of the Sponsor, RMG Acquisition Management, or any of Acquiror’s officers or directors as of the Effective Time as set forth on Section 1.1 of the Acquiror Disclosure Letter, for the purpose of financing costs and expenses incurred in connection with Acquiror’s initial public offering of its securities or a Business Combination as well as the continued working capital expenditures of Acquiror.

Section 1.2            Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)         The term “actual fraud” means, with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other Party to this Agreement rely thereon to its detriment.

Section 1.3          Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1            The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, and at least one (1) Business Day following the Domestication, the Company shall be merged with and into Acquiror, with Acquiror being the surviving corporation in the Merger (Acquiror and the Company sometimes being referred to herein as the “Constituent Corporations”). The Merger shall be consummated in accordance with this Agreement, and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)         Upon consummation of the Merger, the separate corporate existence of the Company shall cease and Acquiror, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL.

Section 2.2           Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; provided, however, that all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3           Closing; Effective Time.

(a)          In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the date which is five (5) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)          Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4           Pre-Closing Deliverables.

(a)          As soon as reasonably practicable following completion of the Capital Raise Transaction, the Company shall prepare and deliver to Acquiror a statement setting forth the Company’s good faith calculation of the (i) Capital Raise Amount and (ii) in the event that a Debt Raise Transaction has been consummated, the Debt Transaction Pre-Money Valuation Schedule, in each case in reasonable detail to allow Acquiror to deliver the Preliminary Closing Statement pursuant to Section 2.4(d).

(b)          At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a statement setting forth the Company’s good faith estimate and calculation of the Company Transaction Expenses as of the Closing Date (in reasonable detail and with supporting documentation), including the respective amounts and wire transfer instructions for the payment of all Company Transaction Expenses, together with corresponding invoices therefor (the “Company Closing Statement”).

(c)          At least five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith estimate and calculation of the (i) aggregate amount paid or payable in connection with all Acquiror Share Redemptions (and total cash proceeds from the Trust Account remaining following the Acquiror Share Redemptions), (ii) the amount of Warrant Exchange Shares utilized in the Warrant Exchange, and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor (the “Acquiror Closing Statement”).

(d)          At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a certificate signed by an officer of the Company, dated as of the date of such certificate, setting forth the Company’s good faith calculations of: (A) the Aggregate Fully Diluted Company Common Stock (including the calculation of each component thereof together with reasonable supporting detail and documentation); (B) the Closing Date Purchase Price (including the calculation of each component thereof together with reasonable supporting detail and documentation); (C) the Aggregate Closing Date Merger Consideration (including the calculation of each component thereof together with reasonable supporting detail and documentation); (D) the Founder Consideration Shares; (E) the Exchange Ratio (including the calculation of each component thereof together with reasonable supporting detail and documentation); (F) the number of shares of Surviving Corporation Common Stock that each applicable holder is entitled to receive pursuant to Section 3.1(a) (including the calculation of each component thereof together with reasonable supporting detail and documentation); and (G) the number of shares subject to Surviving Corporation Options that each applicable option holder is entitled to receive pursuant to Section 3.3(a) (including the calculation of each component thereof together with reasonable supporting detail and documentation) (collectively, the “Preliminary Closing Statement”).

(e)          Acquiror shall have the right to review and comment on the calculations and estimates set forth in the Preliminary Closing Statement so delivered by the Company pursuant to Section 2.4(d). The Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Preliminary Closing Statement (including any updates or revisions thereof). The Company shall, and shall cause its Representatives to, cooperate in good faith with Acquiror and its Representatives in the review of the Preliminary Closing Statement (including engaging in good faith discussions related thereto) and revise the Preliminary Closing Statement if necessary to reflect Acquiror’s comments. If the Preliminary Closing Statement is so revised, such revised Preliminary Closing Statement, or if Acquiror had no such comments, then the initial Preliminary Closing Statement, shall be deemed to be the final, conclusive and binding “closing statement” of the Parties for the purposes of this Agreement (the “Closing Statement”).

(f)           In the event that a Senior Debt Raise Event has occurred in connection with a consummated Debt Raise Transaction, and the Parties fail to reach an agreement with respect to the Closing Date Purchase Price, then:

(i)          within ten (10) days of the expiration of the Resolution Period, the Parties shall mutually select and engage a nationally recognized independent valuation firm (the “Valuation Firm”), who, acting as experts and not arbitrators, shall make a determination of the Closing Date Purchase Price. The Parties shall cooperate with the Valuation Firm with the intent to fairly and in good faith resolve all disputes relating to the Closing Date Purchase Price as promptly as reasonably practicable;

(ii)         in connection with the Valuation Firm’s review: (A) the Parties shall furnish or cause to be furnished to the Valuation Firm such information and documents as each Party deems relevant, with copies of such submission and all such documents and information being promptly given to the other party; (B) the Valuation Firm shall be permitted to submit written questions of either Party and ask for additional information from either Party relating to the dispute, and any responses by either Party shall be provided in writing to the Valuation Firm, with copies of such responses being promptly given to the other Party; (C) no ex parte communications with the Valuation Firm shall be initiated by either Party; and (D) the Valuation Firm shall make its determination based on the materials it receives in accordance with this Agreement and not pursuant to any independent review (provided that, the foregoing shall not preclude the Valuation Firm from independent research as to the terms of this Agreement). The Valuation Firm may conduct a conference concerning the objections of, and disagreements between, the Parties, at which conference each party shall have the right to (1) present its documents, materials and other evidence (previously provided to the Valuation Firm and the other Party), and (2) have present its advisors, accountants, counsel and other representatives; and

(iii)        The Parties shall request that the determination by the Valuation Firm be delivered in a detailed written report to the Parties within thirty (30) days of the engagement of the Valuation Firm, which report shall set forth the Closing Date Purchase Price. The fees and expenses of the Valuation Firm incurred in connection with the final determination of the Closing Date Purchase Price by the Valuation Firm shall be borne by the Acquiror on the one hand, and by the Company, on the other hand, based upon the percentage of the aggregate disputed amounts that is resolved in favor of Acquiror and the Company, respectively, as determined by the Valuation Firm.

Section 2.5            Closing Deliverables.

(a)          At the Closing, the Company will deliver or cause to be delivered:

(i)          to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)         to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.7 and Section 8.7), effective as of the Effective Time;

(iii)        to Acquiror, written evidence (reasonably satisfactory to Acquiror) of the termination of the Company Stockholders Agreement according to its terms;

(iv)        to Acquiror, the Registration Rights Agreement, duly executed by the Company Stockholders party thereto;

(v)         to Acquiror, the Lock-Up Agreement, duly executed by the Company Stockholders representing eighty percent (80%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time,

(vi)        to Acquiror, if the Ardachon Proceedings shall not have been terminated prior to Closing, a letter agreement addressing the obligations set forth on Section 2.5(a)(vi) of the Company Disclosure Letter; and

(vii)       to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)          At the Closing, Acquiror will deliver or cause to be delivered:

(i)          to the Exchange Agent, the Aggregate Closing Date Merger Consideration for further distribution to the Company Stockholders pursuant to Section 3.2;

(ii)         to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)        to the Company, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by duly authorized Representatives of Acquiror and the Sponsor, and the other parties thereto;

(iv)        to the Company, the written resignations of all of the directors and officers of Acquiror (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation after the Effective Time, in accordance with the provisions of Section 2.7 and Section 8.7), effective as of the Effective Time;

(v)         to the Company, a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication; and

(vi)        to the Company, an Internal Revenue Service Form W-9.

Section 2.6           Governing Documents. The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), shall be amended and restated in their entirety at the Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended or modified as provided therein and under the DGCL.

Section 2.7           Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of the Surviving Corporation in accordance with the provisions of Section 8.7 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.7 of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

ARTICLE III

EFFECTS OF THE MERGER ON ACQUIROR AND COMPANY SECURITIES

Section 3.1           Conversion of Acquiror and Company Securities.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of any of the following securities:

(i)          each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3(a)), (2) any shares of Company Common Stock held in the treasury of the Company (each such share, a “Treasury Share”) and (3) any Dissenting Shares (which shall be subject to Section 3.5)), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Closing Date Merger Consideration as determined pursuant to Section 3.1(b);

(ii)         each Treasury Share issued and outstanding immediately prior to the Effective Time shall be canceled as part of the Merger and no consideration shall be paid in respect thereto;

(iii)        each share of Domesticated Acquiror Class A Stock issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding share of Surviving Corporation Common Stock; and

(iv)        a number of shares of Domesticated Acquiror Class B Stock equal to the number of Founder Consideration Shares shall convert into issued and outstanding shares of Surviving Corporation Common Stock and the remaining shares of Domesticated Acquiror Class B Stock issued and outstanding shall be canceled as part of the Merger and no consideration shall be paid thereof.

(b)         Each holder of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options, (ii) Treasury Shares and (iii) Dissenting Shares) shall be entitled to receive a portion of the Aggregate Closing Date Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time.

(c)          Notwithstanding anything in this Agreement to the contrary, no fractional shares of Surviving Corporation Common Stock shall be issued in the Merger, and each Person who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock that otherwise would be received by such Person in connection with the Closing) shall instead have the number of shares of Surviving Corporation Common Stock issued to such Person rounded up to the nearest whole shares of Surviving Corporation Common Stock.

Section 3.2            Exchange Procedures.

(a)          Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Closing Date Merger Consideration to the Company Stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Class A Stock equal to the portion of the Aggregate Closing Date Merger Consideration to be paid in shares of Surviving Corporation Common Stock.

(b)          Reasonably promptly after the date hereof and prior to the Effective Time, the Surviving Corporation shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to receive a portion of the Aggregate Closing Date Merger Consideration, as of immediately prior to the Effective Time, whose Company Common Stock will be converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Closing Date Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)          Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Closing Date Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Closing Date Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)          Promptly following the date that is one (1) year after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to deliver to the Surviving Corporation all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Closing Date Merger Consideration that remains unclaimed shall be returned to the Surviving Corporation, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Closing Date Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Corporation shall promptly deliver, such applicable portion of the Aggregate Closing Date Merger Consideration without any interest thereupon. None of Acquiror, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Closing Date Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares of Company Common Stock shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3            Treatment of Company Options.

(a)          As of the Effective Time, each Company Option that is then outstanding shall be canceled and converted into the right to receive an option to purchase shares of Surviving Corporation Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Surviving Corporation Option”), except that (x) such Surviving Corporation Option shall relate to that whole number of shares of Surviving Corporation Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (y) the exercise price per share for each such Surviving Corporation Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b)          The Company shall take all necessary actions to effect the treatment of the Company Options pursuant to Section 3.3(a) and the Surviving Corporation shall use commercially reasonable efforts to ensure that no Surviving Corporation Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable registration statement, including Form S-3) of the Surviving Corporation.

Section 3.4          Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law; provided, that upon becoming aware of any such deduction or withholding obligation (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code), Acquiror, the Company, the Surviving Corporation or the Exchange Agent, as applicable, shall use reasonable best efforts to provide reasonable advance notice of such withholding to the Person in respect of whom such amounts are intended to be deducted or withheld and shall reasonably cooperate with the relevant Parties in good faith to eliminate or reduce any such required deduction or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption and approval of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Closing Date Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Closing Date Merger Consideration in accordance with Section 3.1(a) upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror as follows:

Section 4.1            Company Organization. The Company has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2            Subsidiaries. A complete list of each Subsidiary of the Company, including with respect to each Subsidiary (a) its jurisdiction of incorporation, formation or organization, as applicable, (b) its authorized, issued and outstanding shares or other equity interests (if applicable), and (c) the ownership of such equity interests, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized, as applicable, and are validly existing under the Laws of their jurisdiction of incorporation, formation or organization, as applicable, and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to its and the Company’s business, taken as a whole. Except with respect to the Company’s Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.3            Spanish Subsidiaries. None of the Spanish Subsidiaries are subject to any mandatory cause for dissolution pursuant to Section 363 of Spanish Companies Act.

Section 4.4           Insolvency. No order has been made, petition presented or meeting (of equityholders or otherwise) convened for the bankruptcy, winding up (voluntary or mandatory) or granting of pre-insolvency protection under the relevant applicable Laws (including, without limitation, the Spanish Insolvency Act) or for the appointment of any provisional liquidator or in relation to any other process whereby the assets of the Company or any of its Subsidiaries are distributed amongst its creditors or shareholders or other contributors, and there are no Actions under any applicable bankruptcy, insolvency, reorganization, corporate or similar applicable Law, that would be reasonably likely to justify any such cases or Actions. No receiver or trustee has been appointed in respect of the whole or any part of any of the property or assets of the Company or any of its Subsidiaries, nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs and assets of the Company are managed by a person appointed for the purpose by a Governmental Authority). Neither the Company nor any Subsidiary has taken any steps with a view to a suspension of payments or a moratorium of any indebtedness or for the granting of pre-insolvency protection under the Laws of any applicable jurisdiction (including the Spanish Insolvency Act) or has made or is negotiating any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they become due. The Company has provided Acquiror with up-to-date, true and accurate information relating to the Ardachon Proceedings and such information has been completed in all material respects.

Section 4.5            Due Authorization.

(a)          Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and each of the Ancillary Agreements, (ii) subject to the approvals described in Section 4.7 of the Company Disclosure Letter, consummate the transactions contemplated hereby and thereby and (iii) perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents contemplated hereby to which the Company is a party will constitute, assuming due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b)          On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby and (iii) recommending the adoption and approval of this Agreement and the other documents contemplated hereby to which the Company is a party and the transactions contemplated hereby and thereby by the Company Stockholders. Other than the Company Stockholder Approval, no other corporate action is required on the part of the Company or any of the Company Stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger.

Section 4.6            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.7 and except as set forth on Section 4.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or the Company Stockholders Agreement as in effect on the date hereof, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or trigger vesting or increase the amount of any compensation or benefit payable, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require consent from or notice to the counterparty, under any Contract of the type described in Section 4.16(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, or (e) result in a violation or revocation of Licenses or any Grants, except, in the case of clauses (b) through (e), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the ability of the Company to enter into and perform their obligations under this Agreement or (ii) the business of the Company and its Subsidiaries, taken as a whole.

Section 4.7            Governmental Authorities; Consents. Except as set forth on Section 4.7 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements pursuant to the HSR Act; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.8            Government Authorities; TID U.S. Business. The Company and its Subsidiaries do not (a) produce, design, test, manufacture, fabricate or develop any “critical technologies” as that term is defined as of the date hereof in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”, as that term is defined as of the date hereof in 31 C.F.R. § 800.212; or (c) maintain or collect “sensitive personal data”, as described as of the date hereof in 31 C.F.R. § 800.241, and have no demonstrated business objective to do so in the future. For the avoidance of doubt, “as that term is defined as of the date hereof” or “as described as of the date hereof” each include, for purposes of the representations in the preceding sentence, the version in effect as of the date hereof of any other statutes, regulations, and other legal authorities cited by the authorities referenced in the preceding sentence.

Section 4.9            Capitalization of the Company.

(a)          Except as set forth on Section 4.9(a) of the Company Disclosure Letter, as of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 10,000,000 shares are issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. Except as set forth on Section 4.9(a) of the Company Disclosure Letter, all of the issued and outstanding shares of Company Common Stock (w) have been duly authorized and validly issued and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts (including the Company Stockholders Agreement) governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound (including the Company Stockholders Agreement); and (z) are free and clear of any Liens other than Liens imposed under the Governing Documents of the Company or Permitted Liens.

(b)          As of the date of this Agreement, Company Options to purchase 623,966 shares of Company Common Stock (excluding any Company Options that have been granted pursuant to the formula as described in Section 4.9(b) of the Company Disclosure Letter), of which 68,966 are exercisable as of the date of this Agreement (including pursuant to an early exercise feature). Section 4.9(b) of the Company Disclosure Letter includes a true and complete list of each Company Option that is outstanding as of the date of this Agreement, including the Employee, consultant or director of the Company or any of its Subsidiaries who holds such Company Option, the number of shares of Company Common Stock subject thereto, the vesting schedule thereof (including whether the Company Option is subject to an early exercise feature) and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Options are subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Company Board.

(c)          Except as set forth in Section 4.9(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock, any other equity interests or equity-related awards, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Stock.

Section 4.10        Capitalization of Subsidiaries.

(a)          The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries: (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.

(b)          The Company owns of record and beneficially the number of issued and outstanding shares of capital stock or equity interests of such Subsidiaries as set forth on Section 4.2 of the Company Disclosure Letter, free and clear of any Liens other than Liens under the Governing Documents of the Company’s Subsidiaries and Permitted Liens.

(c)          There are no outstanding subscriptions, options, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any Subsidiary of the Company, any other equity interests or equity-related awards, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.11        Company Financial Statements.

(a)          Attached as Section 4.11(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets as of December 31, 2022 and December 31, 2021, and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s reports thereon (together with the PCAOB Financial Statements, when delivered pursuant to Section 6.4(a), the “Audited Financial Statements” and, together with (i) the Q1 Unaudited Financial Statements, when delivered pursuant to Section 6.4(b) and (ii) the Q2 Unaudited Financial Statements, if and when delivered pursuant to Section 6.4(c), the “Company Financial Statements”).

(b)          Except as set forth on Section 4.11(b) of the Company Disclosure Letter, the Audited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Unaudited Financial Statements and the Q2 Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of Q1 Unaudited Financial Statements and the Q2 Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) have been prepared from, and in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)          All financial projections with respect to the Company and its Subsidiaries included in the Registration Statement were prepared in good faith using assumptions that the Company believes to be reasonable.

(d)          The Company and each Subsidiary have established and maintain a system of internal financial and accounting controls. Such internal financial and accounting controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and with applicable Laws, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

(e)          As of the date hereof, the Company and its Subsidiaries do not have any Indebtedness other than the Indebtedness set forth in the Company Financial Statements and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth therein. Except as set forth on Section 4.11(e) of the Company Disclosure Letter, no Indebtedness of the Company or any Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any Subsidiary, (iii) the ability of the Company and its Subsidiaries to grant any Lien on their respective properties or assets or (iv) the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 4.11(e) of the Company Disclosure Letter, no Indebtedness requires the Company or any Subsidiary to make any payment to another Person related to, in connection with, or as a result of the transactions contemplated by this Agreement (a “Change of Control Payment”) or that gives a third party a right to receive or elect to receive a Change of Control Payment.

(f)           The Company has not identified, not been made aware of, and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any of its Subsidiaries’ management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.12        Books and Records. The books, records and accounts of the Company and of each Subsidiary, including the statutory books of the Company and each Subsidiary (including, but not limited to, minutes books, books of agreements with the sole shareholder, shareholders registry books and/or stock ledgers) since January 1, 2019 or the date on which each Subsidiary was incorporated, whichever is the latest, (a) are in all material respects true, complete and correct; and (b) have been maintained in accordance with good business practices on a basis consistent with prior years and in accordance with applicable Laws, except, in each case of (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13        Undisclosed Liabilities. Except as set forth on Section 4.13 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business consistent with past practice of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.14        Litigation and Proceedings. Except as set forth on Section 4.14 of the Company Disclosure Letter, there are no, and for the past three (3) years there have been no: (a)  pending or, to the knowledge of the Company, threatened lawsuits or other Actions against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) pending or threatened Actions by the Company or any of the Company’s Subsidiaries against any third party, (c) settlements or similar agreements that impose any outstanding material obligation or restriction on the Company or any of the Company’s Subsidiaries and (d) outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.15          Legal Compliance.

(a)          As of the date hereof, each of the Company and its Subsidiaries is in material compliance with applicable Law.

(b)          The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, or employees will be prevented, detected and deterred.

(c)          None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the current or former officers, directors, managers or senior consultants thereof acting in such capacity has, in the past three (3) years, received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.16          Contracts; No Defaults.

(a)          Section 4.16(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.16(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)          Any Contracts relating to voting and other rights and obligations of an equity holder of the Company and/or of any of its Subsidiaries;

(ii)         Any Contracts relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares in the capital of the Company and/or of any Subsidiary or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares in the capital of the Company or any of its Subsidiaries;

(iii)        Any Contract involving the formation of a partnership, joint venture, special purpose vehicle or other similar Person or profit-sharing arrangement;

(iv)        Any Contract with any of the Top Customers or the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Vendor relationship);

(v)         Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, and any security package granted in connection thereto, in each case, in excess of $250,000;

(vi)        Any Contract pursuant to which the Company or any of the Company’s Subsidiaries has provided funds or made any advance, loan, or assumed, guaranteed or agreed to act as a surety with respect to any Indebtedness of any Person;

(vii)       Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $250,000, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(viii)      Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(ix)        Any Contracts with any Key Person;

(x)         Contracts (other than Contracts with Key Persons, Company Benefit Plans, employee confidentiality and invention assignment agreements, equity documents and Governing Documents) between (1) the Company or any of its Subsidiaries, and (2) any Subsidiary or Affiliate of the Company, or any officer, director or manager (or equivalent) of the Company or any Subsidiary or Affiliate of the Company, any member or stockholder (or equivalent) of the Company or any Subsidiary or Affiliate of the Company, or any employee of the Company or any Subsidiary or Affiliate of the Company, or any member of the immediate family of the foregoing Persons;

(xi)        Contracts with any Employee or consultant of the Company or any of the Company’s Subsidiaries (including directors, officers and individual independent contractors) that (A) involve aggregate consideration in excess of $100,000 that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby or (B) otherwise restrict the Company’s or the Company’s Subsidiaries ability to terminate the Contract on thirty (30) days’ notice or less for any reason without paying or providing severance, termination or other similar payments or benefits (other than as required by applicable Law);

(xii)       Contracts containing covenants of the Company or any of the Company’s Subsidiaries materially (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business, (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area or during any period of time, (C) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to purchase or acquire an interest in any other Person, or (D) which otherwise include non-solicitation clauses or covenants not to sue (but excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses);

(xiii)       Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council, or other body representing Employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiv)      Each Contract: (A) pursuant to which the Company or any of its Subsidiaries receives from a third Person a license or the right to use any Intellectual Property Rights or IT Systems material to the business of the Company or any of the Company’s Subsidiaries; or (B) pursuant to which the Company or any of the Company’s Subsidiaries grants to a third Person a license or right to use any Intellectual Property Rights material to the business of the Company or any of the Company’s Subsidiaries, other than, in each case, (1) Contracts granting nonexclusive licenses or rights to use Company Owned IP in the ordinary course of business; (2) shrink-wrap, click-wrap and off-the-shelf software licenses, and other Contracts granting the Company or any of its Subsidiaries a nonexclusive license or other right to use software that is commercially available to the public generally, with one-time or annual license, maintenance, subscription and other fees of less than $100,000; and (3) non-disclosure agreements entered into in the ordinary course of business;

(xv)       Any Contract relating to the purchase of engineering or design services, other than those Contracts under which no further services are due;

(xvi)      Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in any calendar year;

(xvii)     Any Contract, including without limitation any Grant or cooperative agreement, with any Governmental Authority, including any economic development corporation, to which any the Company or any of the Company’s Subsidiaries is a party that involve payments by or to the Company or the relevant Company’s Subsidiary;

(xviii)    All broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company and the Company’s Subsidiaries, individually or in the aggregate, taken as a whole;

(xix)       Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;

(xx)        Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xxi)       Any Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xxii)      Any Contract which relates to a material settlement of Actions or any other disputes (including any agreement pursuant to which any employment-related claim is settled); and

(xxiii)     Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xxii) of this Section 4.16(a).

(b)          Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.16(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.16(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination, breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.17         Company Benefit Plans.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual Company Option award agreement, individual offer of employment letter or individual consulting agreement, in either case, that is consistent in all material respects with the applicable template set forth on Section 4.17(a) of the Company Disclosure Letter and that does not provide any accelerated vesting, retention, change in control or non-statutory severance payments or benefits). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any director, officer, manager, individual consultant or Employee of the Company or any of the Company’s Subsidiaries, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (D) the most recent non-routine correspondence with any Governmental Authority.

(b)          Except as set forth on Section 4.17(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, (ii) all material employer contributions required by Law or by the terms of such Company Benefit Plan have been timely made (to the extent previously due), (iii) each such Company Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iv) each such Company Benefit Plan required to be funded or insured under applicable Law or the terms of such plan is funded or insured (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(c)          Except as set forth on Section 4.17(c) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any Employee, officer or other service provider of the Company or any of the Company’s Subsidiaries to any severance pay or any other compensation or benefits payable or to be provided by the Company or any of the Company’s Subsidiaries, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such Employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Options. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.18          Labor Relations; Employees.

(a)          To the extent permitted to be disclosed pursuant to the applicable Law, the Company has furnished or made available to Acquiror a list of all current Employees, individual advisors, individual consultants and individual independent contractors of the Company and of the Company’s Subsidiaries as of the date hereof, setting forth for each such individual (as applicable), the following: (i) name or employee identification number; (ii) title or position (including whether full or part time); (iii) primary work location; (iv) date the commencement of employment or engagement began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) the identity of the Person that employs or engages each Employee or independent contractor.

(b)          (i) Except as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all current or former Employees, individual advisors, individual consultants and/or individual independent contractors of the Company and any Subsidiary of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company Financial Statements); and (ii) each of the Company and its Subsidiaries have complied in all material respects with its obligations with Governmental Authorities (including Tax and Social Security) and has no debt or deferred payment (other than amounts accrued and not yet due) to Social Security.

(c)          Neither the Company nor any Subsidiary of the Company has granted (or has an obligation to grant) any credit, loan or any other kind of financing to their current or former Employees, consultants, advisors or independent contractors which remains outstanding and unpaid as of the date hereof.

(d)          No Employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries, and no labor union, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the Employees of the Company or its Subsidiaries. In the past three (3) years, there has been no labor organization activity involving any Employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(e)          Each of the Company and its Subsidiaries are, and have been for the past three (3) years in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all applicable Laws respecting terms and conditions of employment, employment practices, health and safety, wages and hours, remote work, applicable collective bargaining agreements, family and medical leave, holiday pay and the calculation of holiday pay, working time, worker classification (with respect to employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, as well as other sums as required by the appropriate Governmental Authority, labor relations, employee leave issues and unemployment insurance, and where required, maintain adequate and up to date records relating to Employees which are required by applicable Law and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(f)           Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, in the past three (3) years, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) written notice of any charge or complaint with respect to or relating to them pending before any Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)         To the knowledge of the Company, (i) no Employee has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that would reasonably be expected to cause any material damage to the reputation or business of the Company or any Subsidiary and (ii) no Employee engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that would reasonably be expected to cause or has caused any material damage to the reputation or business of the Company or any Subsidiary or any Employee, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(h)         Copies of all material form Contracts, and any Contracts that contain material deviations from such material Contracts, which apply to Employees, consultants or advisors, or independent contractors, have been provided or made available to Acquiror and the Company has not offered, promised or agreed to any future, material variation in any Contract of any Employee, consultant, advisor or independent contractor.

(i)          No notice to terminate the contract of employment or services of any key Employee (whether by the Company or its Subsidiaries or the Employee), key individual consultant, individual advisor or individual independent contractor is pending or, to the knowledge of the Company, threatened.

(j)          To the knowledge of the Company, in the past three (3) years, no current or former Employee, individual consultant, individual advisor or individual independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation in any material respect of (i) any nondisclosure agreement, restrictive covenant, common law nondisclosure obligation, fiduciary duty and proprietary information agreement or any other agreement with a third party relating to confidential or proprietary information, or intellectual property or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(k)               Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, Employee, consultant, or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to harassment (including sexual harassment), sexual misconduct or discrimination, by an Employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the past three (3) years, no allegations of harassment (including sexual harassment), sexual misconduct or discrimination or cover up of any of the foregoing have been made against an Employee of the Company or any of the Company’s Subsidiaries.

(l)           The Company and its Subsidiaries have not (i) engaged in material collective redundancies or layoff, furloughs, employment terminations (other than for cause), “employment loss” or “plant closing”, or effected any collective broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, or comparable event as defined by any applicable Law in respect of the Company or each of the Company’s Subsidiaries, nor have the Company and/or each Subsidiary assumed or incurred in any statutory liability in connection therewith. The Company, taken as a whole with its Subsidiaries, has sufficient Employees to operate the business of the Company and its Subsidiaries as currently conducted.

(m)         Except as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not a party to any employment Actions, nor are there any pending or threatened employment Actions against the Company and its Subsidiaries, involving any Employees or other personnel in respect of any accident or injury or in connection with any other matter arising from their contractual relationship with the Company and its Subsidiaries. The Company and its Subsidiaries have no outstanding labor disputes including go-slows, stoppages or grievances with respect to its Employees.

Section 4.19         Taxes.

(a)          All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)          The Company and each of its Subsidiaries have withheld from amounts owing to any Employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)          There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)          No material claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)          There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of any request or threat for such an audit or other examination, and there are no waivers, extensions (other than automatic extensions to file Tax Returns) or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)           Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)          Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)          Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)           Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)           No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)          Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to corporate income Tax in a jurisdiction outside the country of its organization.

(l)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)         All material transactions or arrangements made between or among the Company and any of its Subsidiaries have been made on arms’-length terms, and the Company and each of its Subsidiaries have complied with all material transfer pricing requirements as provided by applicable Law.

(n)          Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)          The Company is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)          The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment.

Section 4.20        Brokers’ Fees. Except as set forth on Section 4.20 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.21         Insurance.

(a)          Section 4.21(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries, as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation, termination or non-renewal or, to the knowledge of the Company, any written notice relating to or involving any material change in the conditions of insurance outside the ordinary course of business consistent with past practice, has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy.

(b)          Except as disclosed on Section 4.21(b) of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the twelve (12) months prior to the date hereof.

Section 4.22         Licenses. The Company and its Subsidiaries have obtained, and maintain, all material Licenses required to permit the Company and its Subsidiaries to own, lease, operate, use and maintain their assets in the manner in which they are now owned, leased, operated, used and maintained, and to conduct the business of the Company and its Subsidiaries as currently conducted, in accordance with applicable Laws. Each material License held by the Company or any of the Company’s Subsidiaries is binding and in full force and effect, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to prevent each such License, from being timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions upon its expiration. Each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance in all material respects with all such material Licenses. Neither the Company nor any of its Subsidiaries (i) is or has during the past three (3) years been in default or violation in any material respect of any term, condition or provision of any material License to which it is a party, (ii) is or has been during the past three (3) years the subject of any pending or threatened Actions by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, modification or impairment of any material License; or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, revoke, suspend, terminate, limit, condition, modify or not renew any such material Licenses, except to the extent such material License may be amended, replaced or reissued as a result of and as necessary to reflect the transactions contemplated hereby, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. To the knowledge of the Company, no event has occurred with respect to any Licenses that would reasonably be expected to result in the revocation, cancellation or termination of any Licenses.

Section 4.23        Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material tangible personal property and leased tangible personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition (ordinary wear and tear excepted) and are suitable for their present use and have been maintained in accordance with generally accepted industry practice.

Section 4.24         Real Property.

(a)          None of the Company or any of its Subsidiaries owns any Owned Real Property.

(b)          Section 4.24(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)          The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)         The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof (collectively, the “Real Property Leases”), such Real Property Leases are valid, binding and enforceable against the Company or the applicable Subsidiary in accordance with their terms, subject to any Enforceability Exceptions, and are in full force and effect, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror;

(iii)        The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, no event has occurred which would reasonably be expected to constitute a material default on the part of the Company or any of the Company’s Subsidiaries under any of the respective Real Property Leases, and there are no material disputes with respect to such Real Property Leases;

(iv)        Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property; and

(v)         The Real Property Leases constitute all material interests in real property currently used, occupied or held for use in connection with the business of the Company or any of its Subsidiaries.

Section 4.25         Intellectual Property.

(a)          Section 4.25(a) of the Company Disclosure Letter contains a true, correct and complete list of all Company Owned IP issued by, registered with or applied for in any Governmental Authority, showing, as applicable, the filing date, expiration date, registration or application number, jurisdiction of application or registration (the “Company Registered IP”). The Company Owned IP is exclusively owned (legally and beneficially) by the Company or its Subsidiaries, free and clear of any Liens other than Permitted Liens.

(b)          The Company Registered IP is subsisting. To the knowledge of the Company, the Company Registered IP that has been issued or registered is valid, and there are no Actions pending or, to the knowledge of the Company, threatened, challenging the validity, enforceability, registration, ownership or scope of any Company Owned IP (other than office actions in connection with the prosecution of applications for Company Registered IP). All renewal, maintenance and other fees, and all filings, which are required to be paid or filed in order to maintain the Company Registered IP have been paid and filed within the relevant deadlines, taking into account any applicable grace periods.

(c)          To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with the terms under which the Company or any of its Subsidiaries uses any Open Source Software and have not used any Open Source Software in manner that would require that the Company or any of its Subsidiaries disclose, distribute or license any material source code which forms part of the Company Owned IP. No software included in Company Owned IP is deposited with a third party under a source code escrow agreement.

(d)          During the past three (3) years, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party in any material respect. To the knowledge of the Company, no third party has been, or is currently infringing, misappropriating or otherwise violating any of the Company Owned IP, and neither the Company nor any of its Subsidiaries has received notice that any third party has infringed, misappropriated, diluted or otherwise violated any of the Company Owned IP, in each case, in any material respect in the past three (3) years.

(e)          During the past three (3) years, neither the Company nor any of its Subsidiaries has been party to any Action or given or received written notice of any claim (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted, or otherwise violated the Intellectual Property Rights of a third party in any material respect, (ii) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the material Company Owned IP (other than office actions in connection with the prosecution of applications for Company Registered IP); or (iii) alleging that a third party has infringed, misappropriated, diluted, or otherwise violated the Company Owned IP in any material respect.

(f)           The Company and its Subsidiaries have taken and continue to take commercially reasonable measures to preserve the confidentiality of their trade secrets and other material Confidential Information. Neither the Company nor any of its Subsidiaries has disclosed any material trade secrets or other material Confidential Information to any Person other than to Persons who are subject to a contractual or other legal obligation to preserve and maintain the confidentiality and protect such Confidential Information.

(g)          Each Person who has been involved in the creation, invention, development or modification (including improvement) of any Intellectual Property Rights material to the business of the Company or any of its Subsidiaries, that are owned or purported to be owned by the Company or any of its Subsidiaries, has assigned to the Company or any of its Subsidiaries (as applicable) all of such Person’s Intellectual Property Rights in such development, contribution, modification, or improvement except to the extent that such Intellectual Property Rights vest in the Company or its Subsidiaries by operation of Law. Other than as provided for under the terms of a written agreement with the Company or any of its Subsidiaries, no Employee, director, officer, manager, consultant, advisor or independent contractor is entitled to any compensation from the Company or any of its Subsidiaries in relation to such Employee’s, director’s, officer’s, manager’s, consultant’s, advisor’s, or independent contractor’s contribution to the creation, invention, development or modification (including improvement) of any material Company Owned IP.

(h)          Except as set forth on Section 4.25(h) of the Company Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Company Owned IP that is used in connection with their respective business.

(i)           There have been no physical intrusions or other unauthorized access to the IT Systems which in the past three (3) years have had (or are having) a material adverse effect on the business of the Company and its Subsidiaries. In the past three (3) years, the IT Systems have not malfunctioned, or failed to function, in a manner that materially impacted or disrupted the operations of the Company or its Subsidiaries.

(j)           No IT System under the control of the Company or any of its Subsidiaries and, to the knowledge of the Company, no other IT Systems contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software or information or data stored or processed on such IT Systems.

(k)          The IT Systems are maintained in all material respects in accordance with customary industry standards and practices. The Company and its Subsidiaries have implemented commercially reasonable data backup, virus protection and cyber security systems, and disaster recovery and business continuity plans, procedures and facilities. The IT Systems are sufficient in all material respects for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries take commercially reasonable measures to maintain and support the IT Systems material to their business and, where the Company has determined, in its reasonable business judgment that such contracts are appropriate, have entered into maintenance and support contracts appropriate to the nature of such IT Systems.

Section 4.26         Privacy and Cybersecurity.

(a)          The Company and each of its Subsidiaries complies, and has for the past three (3) years complied, in all material respects with all Privacy Laws and the Company’s and its Subsidiaries’ written privacy policies and contractual commitments relating to the processing of Personal Data, including, to the extent applicable, in relation to maintaining records of processing activities, processing personal data under a valid legal basis, the collection of consents and international transfers of personal data.

(b)          The Company and its Subsidiaries take appropriate measures to protect Personal Data in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. The Company and its Subsidiaries conduct appropriate cybersecurity reviews and assessments (including penetration tests and/or vulnerability assessments) and have remediated any and all high-risk/critical identified vulnerabilities.

(c)          Neither the Company nor any Subsidiary of the Company has in the past three (3) years (i) experienced any material Personal Data breach or cybersecurity incident, including in which information was stolen or unlawfully accessed or processed, or (ii) received any written notice, request, inspection or complaint or, to the Knowledge of the Company, been subject to any investigation from any Person (including any Governmental Authority) in relation to their Personal Data processing activities or compliance with Privacy Laws, nor has any such notice or complaint been threatened in writing against the Company or any of its Subsidiaries, with respect to any Personal Data breach or cybersecurity incident. To the Knowledge of the Company, no circumstances exist which are likely to give rise to (i) or (ii).

Section 4.27         Environmental Matters.

(a)          The Company and its Subsidiaries are and, except for matters which have been fully resolved, for the past three (3) years have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing, and complying in all material respects with all material Licenses required under applicable Environmental Laws for the conduct of its and its Subsidiaries’ business and operations as presently conducted (“Environmental Licenses”). No Action is pending or, to the knowledge of the Company, threatened to revoke, modify, or terminate any such Environmental License. To the knowledge of the Company, no facts, circumstances, or conditions currently exist that could reasonably be expected to adversely affect such continued material compliance with Environmental Laws and Environmental Licenses.

(b)          Neither the Company nor its Subsidiaries have manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material in a manner that has given or would reasonably be expected to give rise to any material Action, liability or obligation of the Company or its Subsidiaries under applicable Environmental Laws. There has been no release of Hazardous Materials at, on, or from any property currently or, during the Company’s or its Subsidiaries’ ownership, operation, or lease of such property, formerly owned, operated or leased by the Company or any of its Subsidiaries, or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials, that has resulted or could reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liabilities or obligations under applicable Environmental Laws.

(c)          Neither the Company nor its Subsidiaries are subject to any outstanding material Governmental Order or Contract with any Governmental Authority or other Person relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the release, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)         Neither the Company nor its Subsidiaries have expressly assumed by contract any material liabilities or obligations of any Person under any Environmental Laws.

(e)          No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(f)          To the knowledge of the Company, there is not located at any properties owned, operated or leased, by the Company or any of its Subsidiaries, any underground storage tanks.

(g)         The Company has made available to Acquiror all material, non-privileged environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of its Subsidiaries with, or material liability of the Company or any of its Subsidiaries under Environmental Law or with respect to the presence of Hazardous Materials at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case which are in the possession or control of the Company or its Subsidiaries.

Section 4.28         Absence of Changes. From the date of the most recent balance sheet included in the Company Financial Statements to the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business in all material respects, (b) the Company has not taken any action that, if taken after the date hereof, would constitute a violation of Section 6.1 (Conduct of Business) and (c) there has not been any Company Material Adverse Effect.

Section 4.29         Anti-Corruption Compliance.

(a)          For the past three (3) years, neither the Company nor any of its Subsidiaries, nor any current or former director, officer, or Employee, nor, to the Knowledge of the Company, any agent or other Representative, while acting on behalf of the Company or any of the Company’s Subsidiaries, has corruptly directly or indirectly (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or unlawful expenses related to political activity, (ii) made any unlawful payment or offered, promised or authorized the provision of anything of value, to any foreign or domestic Government Officials (including employees of state-owned enterprises), employees or any foreign or domestic political parties, or other Person for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of Anti-Bribery Laws, (iii) made or offered any other payment in violation of Anti-Bribery Laws to any official of any Governmental Authority or other Person, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee or commission payments, or (iv) violated any other Anti-Bribery Laws.

(b)          For the past three (3) years, each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to promote compliance in all material respects with applicable Anti-Bribery Laws.

(c)          To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits, litigation, subpoena, complaint, self-disclosure, request for information or any other Action that address any allegations or information concerning possible violations of the Anti-Bribery Laws. Within the previous three (3) years, neither the Company nor any of its Subsidiaries have received any communication in writing or, orally from any Governmental Authority or any other Person (including internal whistleblowers) of any actual or alleged violation, breach or noncompliance by the Company or any of its Subsidiaries, or its respective current or former directors, officers, Employees, agents or other Representatives or other Person acting on behalf of the Company or any of the Company’s Subsidiary of the applicable Anti-Bribery Laws or the Company’s or any of its Subsidiaries’ policies, procedures and controls to prevent corrupt conduct.

Section 4.30         Sanctions and International Trade Compliance.

(a)          The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made all requisite filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer of its products and technologies as required under the International Trade Laws or Sanctions Laws (the “Export Approvals”). There are, and have been for the past three (3) years, no pending or threatened claims, complaints, charges, investigations or Actions against the Company, any of the Company’s Subsidiaries, or any of their respective current or former directors or officers (in each case in their capacity as such) related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)          Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or agents is or has in the past three (3) years been a Sanctioned Person. Neither the Company nor any of its Subsidiaries has engaged in the past three (3) years in any business or dealings, directly or knowingly indirectly, with, involving or for the benefit of any Sanctioned Country or Sanctioned Person, in violation of Sanctions Laws. Since January 1, 2022, neither the Company nor any of its Subsidiaries have engaged in any business, directly or indirectly, in Russia or Belarus.

(c)          The Company and its Subsidiaries have in place written policies, procedures, controls and systems reasonably designed to ensure compliance with International Trade Laws and Sanctions Laws.

(d)          During the past three (3) years, neither the Company nor any of its Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged or apparent act or omission arising under or relating to any International Trade Laws or Sanctions Laws, or (ii) received any notice, request, penalty or citation for any actual or potential non-compliance with International Trade Laws or Sanctions Laws.

Section 4.31          Proxy Statement/Registration Statement. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries, or by any other Person acting on behalf of the Company or any of the Company’s Subsidiaries, in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, as of the date of the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.32          Customers/Vendors.

(a)          Section 4.32(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Euro value the Company or its Subsidiaries actually received from such customer during the period from January 1, 2022 to March 31, 2023 (the “Top Customers”).

(b)         Section 4.32(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Euro value the Company or its Subsidiaries actually paid to such vendor during the period from January 1, 2022 to March 31, 2023 (the “Top Vendors”).

Section 4.33        Grants; Government Contracts. Except as set forth on Section 4.33 of the Company Disclosure Letter, the Company is not party to: (a) any Grant, (b) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (c) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.34        Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course of business.

Section 4.35         Transactions with Related Persons. Except as set forth on Section 4.35 of the Company Disclosure Letter, no officer, director, manager or Employee, the Company or any of the Company’s Subsidiaries, nor any immediate family member (as such term is defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (whether directly or indirectly through an Affiliate (other than the Company or any of the Company’s Subsidiaries) of such Person) (each of the foregoing, a “Related Person”) is presently a party to any Contract, arrangement or commitment with the Company or any of the Company’s Subsidiaries, including any contract or arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or Employees of the Company or any of the Company’s Subsidiaries), (b) providing for the rental of real property or personal property from or right, tangible or intangible (including Intellectual Property Rights) or (c) otherwise requiring payments to (other than for services or expenses as directors, managers, officers or Employees of the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 4.35 of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries has any outstanding Contract, arrangement or commitment with any Related Person, and no Related Person owns any real property or material tangible personal property, or material Intellectual Property Rights used in the business of the Company or any of the Company’s Subsidiaries.

Section 4.36        No Additional Representation or Warranties. Except as provided in this Article  IV, none of the Company, any of its Subsidiaries, any of their respective Affiliates or any of their respective directors, managers, officers, Employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or furnished on or prior to the date hereof (excluding any disclosures in the Acquiror SEC Filings under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature and any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8 (Trust Account), Section 5.11 (Capitalization of Acquiror) and Section 5.14 (Taxes)), or (b) in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror represents and warrants to the Company as follows:

Section 5.1           Acquiror Organization. Acquiror has been duly incorporated, organized and formed and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company or corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Copies of the Governing Documents of Acquiror, as amended to the date of this Agreement and set forth in the Acquiror SEC Filings, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.2            Due Authorization.

(a)          Acquiror has all requisite company or corporate power and, subject to obtaining Acquiror Shareholder Approval, authority to (i) execute and deliver this Agreement and each of the Ancillary Agreements, (ii) subject to obtaining the Acquiror Shareholder Approval, consummate the transactions contemplated hereby and thereby and (iii) perform all obligations to be performed by it hereunder and thereunder. The Acquiror Board has (i) determined that this Agreement and the other documents contemplated hereby to which Acquiror is a party and the transactions contemplated hereby and thereby are advisable and in the best interests of Acquiror and Acquiror Shareholders; (ii) authorized and approved the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby; and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby by the Acquiror Shareholders. No other company or corporate proceeding on the part of Acquiror is necessary to authorize this Agreement and the other documents to which Acquiror is a party contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to any Enforceability Exceptions.

(b)          Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)          each of those Transaction Proposals identified in clauses (i), (ii) and (iii) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose and

(ii)         each of those Transaction Proposals identified in clauses (iv), (v), (vi), (vii), (viii), (ix), and (x), of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(c)          The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d)         At a meeting duly called and held or by unanimous written resolution, the Acquiror Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3          No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform their obligations under this Agreement.

Section 5.4            Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, Acquiror is in compliance with all applicable Laws in all material respects. Since its date of incorporation, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5            SEC Filings. Acquiror has timely filed all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 4, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (a) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings and (b) to the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

Section 5.6            Internal Controls; Listing; Acquiror Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within the Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since its inception, Acquiror has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)          Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)          Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements included in the Acquiror SEC Filings (i) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) were prepared in all material respects in accordance with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)          There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

(e)          Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, and subject to receipt of the Acquiror Shareholder Approval, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (c) such filings as are contemplated by this Agreement, (d) any filings required with Nasdaq or the SEC with respect to the transactions contemplated hereby, (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (f) where the failure to obtain such consents, waiver, approvals, authorizations, or to make such designation, declaration, filing or notification, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Acquiror to perform or comply with any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 5.8           Trust Account. As of the date of this Agreement, Acquiror has at least $9,184,020.00 in the Trust Account, pursuant to the Investment Management Trust Agreement, dated as of February 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than Acquiror Shareholders holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have properly elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay (i) Taxes or (ii) payments with respect to all Acquiror Share Redemptions, in each case in accordance with the Acquiror’s Governing Documents, the Prospectus and the Trust Agreement (including with respect to expenses relating to the administration of the Trust Account). The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. As of the date hereof, there are no claims or proceedings pending, or to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 5.9           Absence of Changes. Since April 18, 2023, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. Since April 18, 2023, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.10         No Undisclosed Liabilities. Except (a) for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, (b) for any Working Capital Loans or (c) as set forth in Section 5.10 of the Acquiror Disclosure Letter, there is no liability, debt or obligation or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on Acquiror’s financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11         Capitalization of Acquiror.

(a)          Acquiror is authorized to issue (i) 500,000,000 Acquiror Class A Shares, 918,402 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Acquiror Class B Shares, of which 12,075,000 shares are issued and outstanding as of the date of this Agreement and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (x) have been duly authorized and validly issued and are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Law and Acquiror’s Governing Documents and (z) were not issued in breach or violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right or issued in breach or violation of any Contract to which Acquiror is a party or otherwise bound.

(b)          As of the date of this Agreement, (i) 9,660,000 Acquiror Public Warrants and (ii) 8,216,330 Acquiror Private Warrants, are issued and outstanding. All outstanding Acquiror Warrants (x) have been duly authorized and validly issued and are fully paid and nonassessable and constitute the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions, (y) were offered and issued in compliance with applicable Law and Acquiror’s Governing Documents and (z) were not issued in breach or violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right or issued in breach or violation of any or Contract to which Acquiror is a party or otherwise bound.

(c)          Except as set forth in this Section 5.11 or Section 5.11(c) of the Acquiror Disclosure Letter or as contemplated by Acquiror’s Governing Document, this Agreement or the other documents contemplated hereby, (i) Acquiror has not granted any outstanding options, share capital appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, and (ii) there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any Acquiror Securities.

(d)          The Acquiror Common Stock to be issued in connection with the transactions contemplated hereby, including the Surviving Corporation Common Stock to be issued as part of Aggregate Closing Date Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)          Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12        Brokers’ Fees. Except fees described on Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.13         Indebtedness. Except for Working Capital Loans or as set forth in Section 5.13 of the Acquiror Disclosure Letter, Acquiror does not have any Indebtedness.

Section 5.14         Taxes.

(a)          All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)          Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)          There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d)          No material claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)          There are no Tax audits or other examinations by a Governmental Authority of Acquiror presently in progress, nor has Acquiror been notified in writing by a Governmental Authority of any request or threat for such an audit or other examination, and there are no waivers, extensions (other than automatic extensions to file Tax Returns) or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f)          Acquiror has not made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)         Acquiror is not a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)         Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)          Acquiror has never been a registered tax resident of the Cayman Islands for Cayman Islands’ tax purposes.

(j)          Acquiror (x) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (y) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(k)         No written claim has been made by any Governmental Authority where Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)          Acquiror does not have, and has never had, a permanent establishment or other fixed place of business in any country other than the country of its organization and Acquiror is not, and has never been, subject to corporate income Tax in a jurisdiction outside the country of its organization.

(m)        Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n)         Acquiror will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date or (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(o)         Except as contemplated by this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby, Acquiror has not taken any action, and to the knowledge of Acquiror there no facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment.

Section 5.15         Business Activities.

(a)          Since its incorporation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b)          Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          As of the date hereof and except as set forth in Section 5.15(c) of the Acquiror Disclosure Letter or as contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not a party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.16        Benefit Plans. Acquiror does not maintain, sponsor or contribute to, or have any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (each, an “Acquiror Benefit Plan”), nor does Acquiror have any obligation or commitment to create or adopt any such Acquiror Benefit Plan (except for the Equity Incentive Plan expressly contemplated hereby).

Section 5.17         Nasdaq Stock Market Quotation. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RMGCU.” The issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGC.” The issued and outstanding Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGCW.” Acquiror is, and since its inception has been, in compliance with Nasdaq listing and corporate governance rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or Acquiror Public Warrants or terminate the listing of Acquiror Class A Shares or Acquiror Public Warrants on Nasdaq. None of Acquiror or its respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Shares or Acquiror Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18        Proxy Statement/Registration Statement. On the date that the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in, or omitted from, the Proxy Statement/Registration Statement in reliance upon, and in conformity with, information furnished in writing to Acquiror by, or on behalf of, the Company specifically for inclusion in the Proxy Statement/Registration Statement that were not supplied by, or on behalf of, Acquiror for use therein.

Section 5.19        No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its directors, officers, employees, equityholders, partners, members and other Representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20        No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, stockholders, partners, members or other Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates and Representatives. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its Affiliates and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its Affiliates, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its Affiliates as conducted after the Closing, as contained in any materials provided by Acquiror, or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or other Representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1            Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), except (a) as set forth in Section 6.1 of the Company Disclosure Letter, (b) as contemplated by this Agreement or the Ancillary Agreements, (c) in connection with any Capital Raise Transaction, (d) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (e) as required by Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as contemplated by this Agreement or the Ancillary Agreements, (iii) in connection with any Capital Raise Transaction, (iv) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (v) as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)          change or amend the Company Stockholders Agreement, other than in connection with the Capital Raise Transaction;

(b)          change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, other than in connection with the matters set forth in Section 4.8(a) of the Company Disclosure Letter;

(c)          form or cause to be formed any new Subsidiary of the Company;

(d)         make or declare any dividend or distribution to the Company Stockholders or make any other distributions in respect of any of the Company Common Stock or equity interests;

(e)         split, combine, reclassify, recapitalize or otherwise amend any terms of any shares of Company Common Stock or any of the Company’s Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(f)          purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for: (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Options) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former Employees upon the terms set forth in the underlying agreements governing such equity securities; (ii) the Ardachon Share Acquisition; (iii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; (iv) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options; and (v) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options, in each of clauses (iv) and (v), solely to the extent in accordance with their terms as previously disclosed to Acquiror;

(g)         enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.16(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than entry into such agreements in connection with the (i) the Ardachon Share Acquisition, (ii) the Capital Raise Transaction, or (iii) in the ordinary course of business consistent with past practice or as required by Law;

(h)         sell, assign, transfer, convey, lease or otherwise dispose of any material portion of tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(i)           acquire any ownership interest in any real property;

(j)           except as otherwise required by Law, existing Company Benefit Plans or existing Contracts listed on Section 4.16(a) of the Company Disclosure Letter, (i) grant any material severance, retention, change in control or termination or similar pay to any Employee, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, (iii) hire or engage, or make an offer to hire or engage, any Employee with an annual base compensation of $250,000 or more, (iv) terminate the employment or engagement of any Employee with an annual base compensation of $250,000 or more, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or materially amend any Company Benefit Plan, except in the ordinary course of business consistent with past practice, (vi) materially increase the cash compensation or bonus opportunity of any Employee, except in the ordinary course of business consistent with past practice, (vii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (viii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries or (ix) grant any equity or equity-based compensation to any Employee or other individual service provider of the Company or any of its Subsidiaries;

(k)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(l)           (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $10,000,000 in the aggregate, in each case, other than in the ordinary course of business consistent with past practice, other than in connection with the Ardachon Share Acquisition;

(m)         (i) make or change any material election in respect of material Taxes, (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than automatic extensions to file Tax Returns), in each case, if such action would be reasonably expected to have an adverse effect on the Company, Acquiror or any of their Subsidiaries after the Closing Date;

(n)          take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment;

(o)          discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) in excess of $10,000,000, except as such obligations become due in the ordinary course and subject to the terms of each applicable Contract, other than in connection with the Ardachon Share Acquisition or in connection with the Capital Raise Transaction;

(p)          issue any additional shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock, other than (i) the issuance of Company Common Stock upon the exercise of Company Options in the ordinary course of business or (ii) in connection with the Capital Raise Transaction;

(q)          adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(r)           waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Actions, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(s)          assign, transfer, pledge, sell, or license to any Person rights to any Company Owned IP, or dispose of, abandon, permit to lapse or fail to renew such Intellectual Property Rights, except for the expiration of Company Owned IP in accordance with the applicable statutory term, or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(t)          modify in any material respect any of the Company’s privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a Governmental Authority;

(u)         disclose or agree to disclose to any Person (other than Acquiror or any of its Representatives) any material trade secret or any other material confidential or proprietary information of the Company or any of its Subsidiaries other than to Persons who are subject to a contractual, legal, or enforceable ethical obligation to maintain the confidentiality thereof;

(v)          Except as set forth on Section 6.1(u) of the Company Disclosure Letter, make or commit to make any capital expenditures in an amount greater than $250,000 in the aggregate;

(w)         manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(x)          other than as required by applicable Law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or recognize or certify any labor union, labor organization, works council or group of Employees of the Company or its Subsidiaries as the bargaining representative for any Employees of the Company or its Subsidiaries;

(y)         terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(z)          waive the restrictive covenant obligations of any Employee of the Company or any of the Company’s Subsidiaries;

(aa)        (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(bb)       terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(cc)        enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2            Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for Employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and Employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries, including any testing, sampling or analysis of environmental media, without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other Representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such Representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Actions or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Actions, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror).

Section 6.3            Confidentiality. The Parties to this Agreement acknowledge that they have and will continue to receive Confidential Information (as defined below) from or regarding the other parties and their respective Subsidiaries, the release of which would be damaging to such other Party. Each Party shall hold in strict confidence any Confidential Information in such Party’s possession, and each such Party shall not disclose such Confidential Information to any Person (including any Affiliates of such Person) other than another Party or a Representative of such Party with a need to know such Confidential Information in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, or otherwise use such Confidential Information for any purpose other than to evaluate, analyze and keep apprised of the other parties’ and their respective Subsidiaries’ businesses and assets; provided that a Party may disclose or use for any purpose any Confidential Information (i) to comply with any Laws (including applicable stock exchange or quotation system requirements) or requests by any Governmental Authority; provided that a Party must notify the other Party promptly of any disclosure of Confidential Information that is required by Law or requested by any Governmental Authority, and any such disclosure of Confidential Information shall be limited to the minimum extent required by Law or requested by such Governmental Authority, (ii) that a Party has also received from a source independent of the other parties hereto on a non-confidential basis and that such Party reasonably believes was obtained by such source without breach of any obligation of confidentiality to the other parties hereto, (iii) that have been or are hereafter independently developed by a Party or its Affiliates or on their behalf without using any of the Confidential Information of the other Party, or (iv) that are or become generally available to the public (other than as a result of a prohibited disclosure by a Party or its Representatives). The term “Confidential Information” means any information pertaining to a Party’s or any of its Subsidiaries’ business that is not available to the public, whether written, oral, electronic, visual form or in any other media, including, but not limited to, trade secrets.

Section 6.4            Preparation and Delivery of Additional Company Financial Statements.

(a)          As soon as reasonably practicable following the date hereof, but in any event no later than May 15, 2023, the Company shall deliver to Acquiror audited consolidated balance sheets as of December 31, 2022 and December 31, 2021, and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a U.S. registrant, including the standards established by the Public Company Accounting Oversight Board (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.11 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)          As soon as reasonably practicable following the date hereof, but in any event no later than June 30, 2023, the Company shall deliver to Acquiror an unaudited consolidated balance sheet as of March 31, 2023 and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the three- (3) month periods ended March 31, 2023 and March 31, 2022, such quarterly financial statements to be subject to a limited review by the Company’s auditors and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a U.S. registrant including the standards established by the Public Company Accounting Oversight Board (the “Q1 Unaudited Financial Statements”); provided that upon delivery of such Q1 Unaudited Financial Statements, the representation and warranties set forth in Section 4.11 shall be deemed to apply to such Q1 Unaudited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c)          If the Effective Time has not occurred prior to August 14, 2023, and this Agreement has not been earlier terminated pursuant to Article X, then as soon as reasonably practicable following August 14, 2023, and by no later than September 15, 2023, the Company shall deliver to Acquiror unaudited consolidated balance sheet as of June 30, 2023, and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the six-(6) month period ended June 30, 2023 and June 30, 2022, such quarterly financial statements to be subject to a limited review by the Company’s auditors and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q2 Unaudited Financial Statements”); provided that upon delivery of such Q2 Unaudited Financial Statements, the representation and warranties set forth in Section 4.11 shall be deemed to apply to such Q2 Unaudited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(d)          The Company shall deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement) that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) and shall cooperate with Acquiror to prepare such pro forma financial statements.

(e)          The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the Company Financial Statements in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.5           Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1           Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (x) pay as and when due all amounts payable to the Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2            Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall remain listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq listing rules, covering the shares of Surviving Corporation Common Stock issuable in the Merger, and shall use reasonable efforts to obtain approval for the listing of such shares of Surviving Corporation Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.3           No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall instruct its Representatives not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective Representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 7.4            Acquiror Conduct of Business.

(a)          During the Interim Period, except (w) as set forth in Section 7.4 of the Acquiror Disclosure Letter, (x) as contemplated by this Agreement (including in connection with any financing arrangement or efforts contemplated by Section 8.6 or in connection with the Domestication) or the Ancillary Agreements, (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, Acquiror shall operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as set forth in Section 7.4 of the Acquiror Disclosure Letter, (x) as contemplated by this Agreement (including in connection with any financing arrangement or efforts contemplated by Section 8.6 or in connection with the Domestication) or the Ancillary Agreements, (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (z) as required by Law, Acquiror shall not:

(i)          change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii)         (x) make or declare any dividend or distribution to the Acquiror Shareholders or make any other distributions in respect of any of Acquiror’s share capital, (y) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Acquiror’s share capital or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, other than a redemption of Acquiror Class A Shares made as part of the Acquiror Share Redemptions;

(iii)        (A) make or change any material election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv)        take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment. For the avoidance of doubt, following the Domestication (and prior to the Merger), Acquiror shall cease operations in the Cayman Islands, and shall not hold material assets in, or deposited in, persons located in the Cayman Islands, nor carry out any material actions concerning this Agreement and the transactions contemplated hereunder from the Cayman Islands;

(v)         other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)        except as contemplated by the Equity Incentive Plan, (A) enter into, adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement that would cover employees of Acquiror following Closing or (B) hire any employee or any other individual to provide services to Acquiror following Closing;

(vii)       incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses, including finder’s fees, for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan) or (B) any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice;

(viii)      (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance (1) of the Aggregate Closing Date Merger Consideration, (2) of Surviving Corporation Options, in each case in accordance with Section 3.3, and (3) in connection with any financing arrangement or efforts contemplated by Section 8.6, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)         enter into any agreement to do any action prohibited under this Section 7.4.

(b)         During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror may be a party.

Section 7.5            Domestication.

(a)          Subject to receipt of the Acquiror Shareholder Approval, at least one (1) Business Day prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar under the Companies Act in connection with the Domestication. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Stock; (ii) each then issued and outstanding Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class B Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall be canceled and will entitle the holder thereof to one share of Domesticated Acquiror Class A Stock and one-fifth of one Domesticated Acquiror Warrant.

(b)          At least one (1) Business Day prior to the Effective Time, Acquiror shall take the actions necessary vis-à-vis the relevant Governmental Authority to become a resident taxpayer for purposes of U.S. federal income tax.

Section 7.6            Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, or Acquiror, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall, and shall cause its Subsidiaries to (x) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation’s and its Subsidiaries’ former and current officers, directors, Employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company or its Subsidiaries, or Acquiror, as applicable, in each case, as of the date of this Agreement, and (y) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, each of the covenants in this Section 7.6.

(b)          For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by Acquiror or the Company, as applicable, with respect to such current policies; provided, however, that (i) the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.6 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and all successors and assigns of the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 7.6.

(d)          On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 7.7            Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.8            Equity Incentive Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan (the “Equity Incentive Plan”) that provides for grants of awards to eligible service providers, with an initial share reserve that is reasonably satisfactory to Acquiror. Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Surviving Corporation has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Surviving Corporation shall file an effective registration statement on Form S-8 with respect to the Surviving Corporation Common Stock issuable under the Equity Incentive Plan, and Acquiror shall maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Section 7.9           Extension. If the Closing shall not have occurred by June 28, 2023, and unless this Agreement has been validly terminated pursuant to Article X, Acquiror shall take, in accordance with applicable Law and the Acquiror’s Governing Documents, all commercially reasonable actions necessary to (a) establish a record date for, give, publish the notice of, convene, schedule and hold a meeting of the Acquiror Shareholders to consider the adoption and approval of an Extension, in each case, on a month-to-month basis up to the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Article X (the “Extension Proposal”) and (b) obtain approval of the Extension Proposal by the Acquiror Shareholders, in each case of clauses (a) and (b) prior to August 9, 2023.

Section 7.10        Amendment to the Warrant Agreement. On the Closing Date, Acquiror shall amend, or shall cause to be amended, the Warrant Agreement to change (a) all references to Public Warrants and Private Placement Warrants (as such terms are defined in the Warrant Agreement) to Adjusted Public Warrants and Adjusted Private Placement Warrants and (b) all references to Ordinary Shares (as defined in the Warrant Agreement) to Surviving Corporation Common Stock, which shall, following the execution of such Warrant Agreement Amendment, cause (x) each outstanding Acquiror Public Warrant to represent the right to receive 0.075 shares of Surviving Corporation Common Stock, and (y) each outstanding Acquiror Private Warrant to represent the right to receive 0.075 shares of Surviving Corporation Common Stock (such transaction, the “Warrant Exchange”, the amendment to the Warrant Agreement pursuant to this Section 7.10, the “Warrant Agreement Amendment”) and any shares of Surviving Corporation Common Stock issued in connection with the Warrant Exchange, the “Warrant Exchange Shares”).

ARTICLE VIII

JOINT COVENANTS

Section 8.1            HSR Act; Other Regulatory Filings.

(a)          In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall use reasonable best efforts to comply with any Information or Document Requests.

(b)          Each of the Company and Acquiror shall (and shall cause its Affiliates to) exercise its reasonable best efforts to (i) obtain termination or expiration of any applicable waiting periods under the HSR Act, (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)          Each of Acquiror and the Company shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Authority, or the issuance of any Governmental Order by a Governmental Authority, that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger or the other transactions contemplated hereby.

(d)          With respect to all filings, and any other requests, inquiries, or other Action by or from Governmental Authorities, each of the Company and Acquiror shall (and shall cause its Affiliates to) (i) use reasonable best efforts to obtain any necessary or advisable clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement (including the HSR Act and, if advisable, to obtain CFIUS Approval) and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Party. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)          Acquiror and the Company shall not take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under any Laws (including the HSR Act), including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The Parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.2            Preparation of Proxy Statement/Registration Statement; Acquiror Shareholder Approval.

(a)          Preparation of Proxy Statement/Registration Statement.

(i)          As promptly as practicable after the execution of this Agreement, (1) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (2) Acquiror shall prepare (with the Company’s reasonable cooperation (including using commercially reasonable efforts to cause its Subsidiaries and Representatives to cooperate)) and file with the SEC a registration statement on Form S-4, or other appropriate form (such registration statement, including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”), in which the Proxy Statement will be included as a prospectus (collectively, the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Class A Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Shares and Acquiror Warrants, respectively, in the Domestication, and (B) the shares of Surviving Corporation Common Stock that constitute the Aggregate Closing Date Merger Consideration. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders, as applicable, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any response to comments of the SEC, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or its Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii)         To the extent not prohibited by Law, Acquiror shall advise the Company promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any the receipt of any comments (written or oral) from or request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (1) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)        Each of Acquiror and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (2) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)        If at any time prior to the Effective Time any information relating to the Company or its Subsidiaries, Acquiror or any of their respective Affiliates, directors, officers or Employees is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v)         The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, will also register the resale of the shares of Surviving Corporation Common Stock that constitute the Aggregate Closing Date Merger Consideration.

(b)               Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable following confirmation by the SEC that the SEC has no further comments to the Proxy Statement (and in any event within five (5) Business Days after such date), (1) cause the Proxy Statement in definitive form to be disseminated to Acquiror Shareholders in compliance with applicable Law, (2) solely with respect to the Transaction Proposals (as defined below), duly (A) give notice of and (B) convene and hold a general meeting (annual or extraordinary, as appropriate) of Acquiror Shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) Business Days following the mailing of the Proxy Statement to the Acquiror Shareholders, and (3) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through the Acquiror Board, recommend to the Acquiror Shareholders the (i) approval of the Domestication, (ii) approval of the change of the Surviving Corporation’s name to “H2B2 Electrolysis Technologies, Inc.,” (iii) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the mailing of the Proxy Statement to the Acquiror Shareholders) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (iv) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (v) approval of the issuance of shares of Domesticated Acquiror Class A Stock, Domesticated Acquiror Class B Stock and Domesticated Acquiror Warrants in connection with the Domestication, (vi) approval of the issuance of shares of Surviving Corporation Common Stock in connection with the Merger, (vii) the election of directors effective as of the Closing as contemplated by Section 8.7, (viii) approval of the adoption by Acquiror of the Equity Incentive Plan, (ix) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (x) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Merger or the other transactions contemplated hereby, and (xi) adjournment or postponement of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or if the Acquiror Board and Company Board mutually determine before the Acquiror Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with any of the foregoing (such proposals in clauses (i) through (xi), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the Parties. The Acquiror Board shall not change, withdraw, withhold, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Acquiror Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn or postpone the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Shares the opportunity to elect redemption of such Acquiror Class A Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)          Company Stockholder Approvals. Within five (5) Business Days following the date of this Agreement, the Company Board shall deliver written notice to the Company Stockholders of a special meeting of the Stockholders (the “Company Stockholder Meeting”) called for the purpose of obtaining the Company Stockholder Approval, with such Company Stockholder Meeting to be held as promptly as reasonably practical, and in any event by no later than June 19, 2023.

Section 8.3           Support of Transaction. Without limiting any covenant contained in Article VI, Article VII or Article VIII, Acquiror and the Company shall each, and the Company shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger and the other transactions contemplated hereby, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4            Tax Matters.

(a)          The Parties (i) hereby agree and acknowledge that, for U.S. federal and Spanish, and applicable state and local, income Tax purposes, as applicable, it is intended that the Merger qualify for the Intended U.S. Tax Treatment and the Intended Spanish Tax Treatment, (ii) shall not, and shall not permit or cause any of their Affiliates or Subsidiaries, in the case of the Company, to, knowingly take any action, or fail to take any action, prior to or following the consummation of the Merger, that would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment, as applicable, and (iii) shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each Party shall reasonably cooperate with each other and shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended U.S. Tax Treatment or the Intended Spanish Tax Treatment, as applicable.

(b)          The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c)          Prior to the Closing (or as soon as reasonably practicable thereafter in case of an IRS Website Shutdown), Acquiror shall use reasonable best efforts to (i) file an application with the Internal Revenue Service for a new employer identification number; and (ii) prepare and file an Internal Revenue Service Form 8802, in each case with respect to the post-Domestication Acquiror entity. The Parties shall reasonably cooperate with each other in good faith with respect to this Section 8.4(c) and in order to evidence its U.S. resident taxpayer status at the Effective Time.

(d)         If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC (or its staff) requires that Tax opinions be prepared and submitted in such connection, Acquiror and the Company shall use reasonable best efforts to deliver customary Tax representation letters (not to be inconsistent with this Agreement), dated and executed as of the date the Proxy Statement/Registration Statement shall have been declared effective by the SEC, or such other date(s) as reasonably determined by the Tax counsel providing such opinion in connection with the preparation and filing of the Proxy Statement/Registration Statement. If the SEC (or its staff) requires any opinion on the Domestication or other tax consequences to Acquiror Shareholders of the transactions contemplated by this Agreement, Acquiror shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by one of its advisors. If the SEC (or its staff) requires any opinion on the Intended U.S. Tax Treatment of the Merger or other Tax consequences to Company Stockholders of the transactions contemplated by this Agreement, the Company shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by one of its advisors.

Section 8.5            Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6            Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, Employees, consultants, counsel, accounts, agents and other Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other Party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in connection with such financing arrangement following the consummation of the transactions contemplated hereby), (b) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations) and (d) consulting and cooperating with, and considering in good faith any feedback from, each Party and its legal and financial advisors with respect to such matters. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 8.7           Post-Closing Directors and Officers of the Surviving Corporation. Subject to the terms of the Surviving Corporation’s Governing Documents, Acquiror and the Company shall take all such action within their power as may be necessary or appropriate such that immediately following the Effective Time:

(a)          the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) shall consist of nine (9) directors, which shall initially include:

(i)          five (5) director nominees, each of whom shall be “independent” directors for the purposes of Nasdaq, designated by the Company, and all of whom shall be proposed by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(ii)         four (4) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b)         the Surviving Corporation Board shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Surviving Corporation’s Governing Documents following the Effective Time;

(c)         The Chief Executive Officer of the Surviving Corporation will be Mr. Anselmo Andrade Fernández de Mesa;

(d)         the executive officers of the Surviving Corporation will be the individuals designated by the Company for such roles pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement; and

(e)         Acquiror shall, for a one (1) year period following the Closing, be entitled from time to time to appoint one (1) person as an observer on the Board of Directors and to remove any such person so appointed and appoint another person in that person’s place.

Section 8.8            Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of a Party, threatened in writing, against a Party or the Board of Directors of such Party by any of such Party’s stockholders or shareholders prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Such Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.9            Lock-Up Agreement. The Company shall use its reasonable best efforts to cause each of the Company Stockholders to execute and deliver a counterpart to the Lock-Up Agreement at Closing, subject to the exceptions set forth in Section 2.5(a)(vi) of the Company Disclosure Letter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1            Conditions to Obligations of Acquiror and the Company. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by the Parties:

(a)          The Acquiror Shareholder Approval shall have been obtained;

(b)          The Company Stockholder Approval shall have been obtained;

(c)          The Warrant Conversion Approval shall have been obtained;

(d)          The waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)          There shall not be in force any Law enjoining, preventing, prohibiting or making illegal the consummation of the Merger; provided that the Governmental Authority issuing such Law has jurisdiction over the Parties with respect to the transactions contemplated hereby;

(f)           Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g)          The Registration Statement shall have become effective in accordance with the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(h)          The shares of Surviving Corporation Common Stock to be issued in connection with the Merger shall have been conditionally approved for listing on Nasdaq; and

(i)           The Capital Raise Transaction (including, for the avoidance of doubt, any PIPE Transaction) shall have been consummated with an aggregate Capital Raise Amount equal to at least the Minimum Investment Amount.

Section 9.2            Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)          (i) The representations and warranties of the Company contained in Section 4.9 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.9) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)         Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)         There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing; and

(d)         The documentation referred to in Section 2.5(a) shall have been delivered to Acquiror.

Section 9.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)         (i) The representations and warranties of Acquiror contained in Section 5.11 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the Acquiror Fundamental Representations (other than Section 5.11) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)          Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          The Domestication shall have been completed as provided in Section 7.5 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d)          The documentation referred to in Section 2.5(b) shall have been delivered to the Company or the Exchange Agent, as applicable.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by written consent of the Company and Acquiror;

(b)          by the Company or Acquiror:

(i)          if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise enjoining, preventing or prohibiting consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of such Law;

(ii)         if the Closing shall not have occurred on or prior to March 31, 2024 (the “Agreement End Date”), provided that if at that date the only condition remaining unsatisfied (other than conditions that can only be satisfied or waived at Closing) is Section 9.1(i) and the Company shall have obtained definitive commitments amounting to the Minimum Investment Amount, subject only to closing of such Capital Raise Transaction, then the Agreement End Date shall be extended automatically by an additional three months in order to allow the Capital Raise Transaction to close. The right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or prior to the Agreement End Date (or any extensions thereof); or

(iii)        by written notice to the other Party if, such Party disagrees with the final determination of the Closing Date Purchase Price by the Valuation Firm pursuant to Section 2.4(f).

(c)          by the Company:

(i)          if there has been a Modification in Recommendation;

(ii)         if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)        by written notice to Acquiror if prior to completion of the Capital Raise Transaction, a Capital Raise Investor or group of Capital Raise Investors, whose legal, valid and binding commitments to fund in such Capital Raise Transaction represent in aggregate at least the Minimum Investment Amount, object to the Merger and the other transactions contemplated hereby by delivering a written notice (an “Investor Objection Notice”) to the Company Board by no later than fifteen (15) days following execution of definitive agreements relating to the Capital Raise Transaction, after which time no Capital Raise Investor shall be entitled to object to the Merger and the other transactions contemplated hereby; provided that, upon receipt of an Investor Objection Notice, the Company shall be required to terminate this Agreement on the tenth (10th) Business Day following receipt of the Investor Objection Notice, unless Acquiror and the Company otherwise agree in writing; or

(iv)        prior to the Closing, by written notice to Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period.

(d)         by Acquiror,

(i)          if prior to the Closing by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii)         if the Company Stockholder Approval shall not have been obtained; or

(iii)        if a Company Stockholder exercises any right or takes any action or fails to take any action required to satisfy the conditions or any closing deliverables in Section 2.5 that prevents consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.2          Effect of Termination.

(a)          Subject to Section 10.2(b), in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, shareholders or stockholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

(b)          Reimbursement Fee.

(i)          In the event that this Agreement is terminated by the Company pursuant to Section 10.1(b)(iii) or Section 10.1(c)(iii) and following the date of such termination the Company consummates a Capital Raise Transaction resulting in proceeds that are equal to or exceed the Minimum Investment Amount, then within five (5) Business Days following the consummation of such Capital Raise Transaction, the Company shall pay Acquiror, by wire transfer of same day funds to the account designated by Acquiror, the Reimbursement Fee. This Section 10.2(b)(i) shall survive the termination of this Agreement for any reason.

(ii)         In the event that the condition in Section 9.1(i) has not been satisfied, but within six (6) months following the date of termination of this Agreement pursuant to Section 10.1(a) or Section 10.1(b)(ii), the Company or any of its Subsidiaries consummates a capital raise transaction (a “Subsequent Capital Raise Transaction”), which when aggregated with any Capital Raise Transaction entered into prior to termination of this Agreement and completed thereafter, results in proceeds that are equal to or exceed, the Minimum Investment Amount, then the Company shall pay Acquiror the Reimbursement Fee. The Company shall pay the Reimbursement Fee by wire transfer of same-day funds to the account designated by the Acquiror within five (5) Business Days of the consummation of the Subsequent Capital Raise Transaction. This Section 10.2(b)(ii) shall survive the termination of this Agreement for any reason.

(iii)        In the event that this Agreement is terminated by Acquiror pursuant to Section 10.1(d)(ii) or Section 10.1(d)(iii) and following the date of such termination the Company consummates a Capital Raise Transaction resulting in proceeds that equal to or exceed the Minimum Investment Amount, then within five (5) Business Days following the consummation of such Capital Raise Transaction the Company shall pay Acquiror, by wire transfer of same day funds to the account designated by Acquiror, the Reimbursement Fee. This Section 10.2(b)(iii) shall survive the termination of this Agreement for any reason.

(c)          For the avoidance of doubt, each Party acknowledges that (i) in no event shall the Company be obligated to pay the Reimbursement Fee on more than one occasion, and (ii) in the event that Closing occurs, or the Agreement is validly terminated pursuant to Article X, Section 11.6 shall apply with respect to any Acquiror Transaction Expenses and Company Transaction Expenses (other than in connection with a termination where a Reimbursement Fee is paid pursuant to Section 10.2(b)).

(d)          The Company acknowledges that the agreements contained in this Section 10.2 are an integral part of the Merger and the other transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement. The Company further acknowledges that the Reimbursement Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Acquiror in the circumstances in which the Reimbursement Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby. Accordingly, if the Company fails promptly to pay the Reimbursement Fee due pursuant to this Section 10.2, and, to obtain such payment, Acquiror commences a suit which results in a judgment against the Company for the amount due pursuant to this Section 10.2, the Company shall pay to Acquiror any and all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE XI

MISCELLANEOUS

Section 11.1        Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 4, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem one hundred percent (100%) of Acquiror Class A Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Class A Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2        Waiver. Any Party may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 11.3        Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(i)          If to Acquiror prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

RMG Acquisition Corp. III
57 Ocean, Suite 403, 5775 Collins Avenue
Miami Beach, Florida
Attention: Philip Kassin
Email: pkassin@rmginvestments.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate, EC2N 4BQ London
Attention: Lorenzo Corte; Maria Protopapa
Email: lorenzo.corte@skadden.com
            maria.protopapa@skadden.com

(ii)         If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

H2B2 Electrolysis Technologies, Inc.
300 Delaware Ave Ste 210-A

Wilmington, DE 19801

Attention: Anselo Andrade; Mario Barragan
Email: anselmo.andrade@h2b2.es; mario.barragan@h2b2.es

with copies to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson; Thomas Verity

Email: ryan.maierson@lw.com

thomas.verity@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4        Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.5        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, shareholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6         Expenses.

(a)          Subject at all times to Section 11.6(b) below, and except as otherwise set forth in this Agreement (including Section 10.2(b)), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid, at or as soon as reasonably practicable following Closing, by wire transfer of immediately available funds, all accrued and unpaid Acquiror Transaction Expenses and Company Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Corporation pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

(b)          Notwithstanding the terms of Section 11.6(a), and except as otherwise set forth in this Agreement (including Section 10.2(b)), regardless of whether Closing occurs, each of Acquiror and the Company shall bear fifty percent (50%) of any and all fees, costs and expenses paid or payable by Acquiror or any of its Affiliates, or the Company or any of its Subsidiaries, as the case may be, as a result of or in connection with or arising from (i) filing the Proxy Statement/Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application pursuant to Section 7.2 (including any filing fees arising therefrom) and (iii) any filings required under Section 8.1 (including any filing fees payable to any Governmental Authority in connection therewith).

(c)          Notwithstanding the terms of Section 11.6(a) and (b), and except as otherwise set forth in this Agreement (including Section 10.2(b)), the Parties agree that if, following the date of this Agreement, Acquiror files with the SEC a proxy statement pursuant to which it shall seek the approval of the Acquiror Shareholders to amend the Governing Documents of Acquiror to extend the deadline by which Acquiror must complete a Business Combination in accordance therewith (an “Extension”), any and all reasonable and documented fees, costs and expenses incurred by Acquiror or any of its Affiliates in connection with obtaining an Extension (including any filing fees payable by Acquiror or any of its Affiliates to any Governmental Authority in connection therewith) (the “Extension Costs”) shall be allocated between the Parties as follows: the Company shall bear fifty percent (50%) of the Extension Costs up to a maximum amount of $250,000 if the Extension is required for reasons that: (i) are not predominantly attributable to the Acquiror; or (ii) that are not predominantly attributable to any of the Parties, including delay by the SEC in reviewing and declaring the Registration Statement effective under the Securities Act (other than where such delay is related to any delay by the Company in delivering the PCAOB Financial Statements pursuant to Section 6.4(a)) or delay in the consummation of the Capital Raise Transaction.

Section 11.7        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8        Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed (including by electronic signature) and delivered in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9        Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10      Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Registration Rights Agreement, (d) the Company Support Agreement, and (e) the Lock-Up Agreements (clauses (b), (c), (d) and (e), collectively, the “Ancillary Agreements”) constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12       Publicity.

(a)          All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any Party; provided that no Party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)          The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

Section 11.13       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14        Jurisdiction; Waiver of Jury Trial.

(a)          Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15      Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, neither Party shall allege, and each Party waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16       Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)          Solely with respect to the Company and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b)          except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder Affiliate, agent, attorney, advisor or other Representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or other Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17      Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2, or (b) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article XI.

Section 11.18       Conflicts and Privilege.

(a)          Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders, shareholders, members or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “RMG Group”), on the one hand, and (ii) the Surviving Corporation and/or any member of the H2B2 Group (as defined below), on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Affiliates (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the RMG Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the RMG Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the RMG Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b)         Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “H2B2 Group”), on the one hand, and (ii) the Surviving Corporation and/or any member of the RMG Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the H2B2 Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the H2B2 Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the H2B2 Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RMG ACQUISITION CORP. III

By:	/s/ Philip Kassin
	Name:	Philip Kassin
	Title:	President and COO

H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RMG ACQUISITION CORP. III

By:
Name:
Title:

H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

By:	/s/ Anselmo Andrade Fernández de Mesa
	Name:	Anselmo Andrade Fernández de Mesa
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

ARTICLE I
NAME

The name of the corporation is H2B2 Electrolysis Technologies, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 8 The Green A, in the City of Dover, Kent County, 19901, and the name of its registered agent at such address is A Registered Agent, Inc..

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [●]. The total number of shares of Common Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

(a)          COMMON STOCK.

(i)          General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights (preferential or otherwise) and powers of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

(ii)         Voting.

(1)         Except as otherwise provided herein (including any Certificate of Designation (as defined below)) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2)         Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

(3)         Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(4)         Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation) that relates solely to the rights (preferential or otherwise), powers (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (this “Certificate”) (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(iii)        Dividends. Subject to any preferential or other rights of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(iv)        Liquidation. Subject to any preferential or other rights of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(b)         PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations and relative participating, optional, preferential or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

(a)          Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, at each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

(b)          Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall initially be nine (9) directors and thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c)          Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

(d)          Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

(e)          Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

(f)          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws shall require the approval of a majority of the Board of Directors. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

(g)         The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

(a)          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(b)          Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

(c)          Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
INDEMNIFICATION

(a)          To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)          The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)          Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)         This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, solely in the event that the Chancery Court lacks subject matter jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate (as either may be amended from time to time), (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, (v) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws (including any right, obligation or remedy thereunder) and (vi) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE X
AMENDMENTS

(a)          Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

(b)          If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit B

Amended and Restated

Bylaws of

H2B2 Electrolysis Technologies, Inc.

(a Delaware corporation)

Effective [●], 2023

Table of Contents

Page

ARTICLE I CORPORATE OFFICES		B-5

1.1	Registered Office	B-5
1.2	Other Offices	B-5

ARTICLE II MEETINGS OF STOCKHOLDERS		B-5

2.1	Place of Meetings	B-5
2.2	Annual Meeting	B-5
2.3	Special Meeting	B-5
2.4	Notice of Business to be Brought before a Meeting	B-6
2.5	Notice of Nominations for Election to the Board	B-9
2.6	Notice of Stockholders’ Meetings	B-13
2.7	Quorum	B-14
2.8	Adjourned Meeting; Notice	B-14
2.9	Conduct of Business	B-14
2.10	Voting	B-15
2.11	Record Date for Stockholder Meetings and Other Purposes	B-15
2.12	Proxies	B-16
2.13	List of Stockholders Entitled to Vote	B-16
2.14	Inspectors of Election	B-17
2.15	Delivery to the Corporation	B-17

ARTICLE III DIRECTORS		B-18

3.1	Powers	B-18
3.2	Number of Directors	B-18
3.3	Election, Qualification and Term of Office of Directors	B-18
3.4	Resignation and Vacancies	B-18
3.5	Place of Meetings; Meetings by Telephone	B-19
3.6	Regular Meetings	B-19
3.7	Special Meetings; Notice	B-19
3.8	Quorum	B-19
3.9	Board Action without a Meeting	B-20
3.10	Fees and Compensation of Directors	B-20

ARTICLE IV COMMITTEES		B-20

4.1	Committees of Directors	B-20
4.2	Committee Minutes	B-20
4.3	Meetings and Actions of Committees	B-20
4.4	Subcommittees	B-21

ARTICLE V OFFICERS		B-21

5.1	Officers	B-21
5.2	Appointment of Officers	B-21
5.3	Subordinate Officers	B-22
5.4	Removal and Resignation of Officers	B-22
5.5	Vacancies in Offices	B-22
5.6	Representation of Shares of Other Corporations	B-22
5.7	Authority and Duties of Officers	B-22
5.8	Compensation	B-22

ARTICLE VI RECORDS		B-23

ARTICLE VII GENERAL MATTERS		B-23

7.1	Execution of Corporate Contracts and Instruments	B-23
7.2	Stock Certificates	B-23
7.3	Special Designation of Certificates	B-24
7.4	Lost Certificates	B-24
7.5	Shares Without Certificates	B-24
7.6	Construction; Definitions	B-24
7.7	Dividends	B-25
7.8	Fiscal Year	B-25
7.9	Seal	B-25
7.10	Transfer of Stock	B-25
7.11	Stock Transfer Agreements	B-25
7.12	Registered Stockholders	B-25
7.13	Waiver of Notice	B-26

ARTICLE VIII NOTICE		B-26

8.1	Delivery of Notice; Notice by Electronic Transmission	B-26

ARTICLE IX INDEMNIFICATION		B-27

9.1	Indemnification of Directors and Officers	B-27
9.2	Indemnification of Others	B-27
9.3	Prepayment of Expenses	B-28
9.4	Determination; Claim	B-28
9.5	Non-Exclusivity of Rights	B-28
9.6	Insurance	B-28
9.7	Other Indemnification	B-29
9.8	Continuation of Indemnification	B-29
9.9	Amendment or Repeal; Interpretation	B-29

ARTICLE X AMENDMENTS	B-30

ARTICLE XI DEFINITIONS	B-30

Bylaws of
H2B2 Electrolysis Technologies, Inc.

ARTICLE I
Corporate Offices

Section 1.1            Registered Office.

The address of the registered office of H2B2 Electrolysis Technologies, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 1.2            Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

ARTICLE II
Meetings of Stockholders

Section 2.1            Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

Section 2.2            Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.3            Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 2.4            Notice of Business to be Brought before a Meeting.

(a)          At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)          For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)          To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)          As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)         As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)        As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)         A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)          Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)           This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)          For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.5            Notice of Nominations for Election to the Board.

(a)          Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)         (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii)         Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii)        In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)        In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)          To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)          As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)        As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)         A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)          In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)           To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)          The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)         A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)          No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)           Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

Section 2.6            Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Section 2.7            Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.8            Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.9            Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10          Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Section 2.11         Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.12         Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Section 2.13         List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

Section 2.14        Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)          determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)         count all votes or ballots;

(iii)        count and tabulate all votes;

(iv)        determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)         certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

Section 2.15         Delivery to the Corporation.

Whenever this Article II requires one (1) or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

ARTICLE III
Directors

Section 3.1            Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.2            Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3            Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

Section 3.4            Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.5            Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

Section 3.6            Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

Section 3.7            Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)          delivered personally by hand, by courier or by telephone;

(ii)         sent by United States first-class mail, postage prepaid;

(iii)        sent by facsimile or electronic mail; or

(iv)        sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Section 3.8            Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.9            Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

Section 3.10        Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

ARTICLE IV
Committees

Section 4.1            Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2            Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3            Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)          Section 3.5 (place of meetings; meetings by telephone);

(ii)         Section 3.6 (regular meetings);

(iii)        Section 3.7 (special meetings; notice);

(iv)        Section 3.9 (board action without a meeting); and

(v)         Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

1.           the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(vi)        special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(vii)       the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Section 4.4            Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V
Officers

Section 5.1            Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

Section 5.2            Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

Section 5.3            Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4            Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5            Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

Section 5.6            Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7            Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8            Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

ARTICLE VI
Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII
General Matters

Section 7.1            Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.2            Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.3            Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.4            Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.5            Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.6            Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.7            Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.8            Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.9            Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10        Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11        Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.12        Registered Stockholders.

The Corporation:

(i)          shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)         shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.13         Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

ARTICLE VIII
Notice

Section 8.1            Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this Section 8.1 without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)          if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)         if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)        if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX
Indemnification

Section 9.1            Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

Section 9.2            Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.3            Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.4            Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.5            Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 9.6            Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.7            Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 9.8            Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.9            Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

ARTICLE X
Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

ARTICLE XI
Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Exhibit C

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”), dated as of [ ● ], 20[ ● ], is made and entered into by and among [ ● ], a Delaware corporation (the “Company”) (formerly known as RMG Acquisition Corp. III, a Cayman Islands exempted company prior to its domestication as a Delaware corporation), RMG Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former stockholders of H2B2 Electrolysis Technologies, Inc., a Delaware corporation (“Legacy H2B2”), set forth on Schedule I hereto (such stockholders, the “H2B2 Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

Whereas, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of February 4, 2021 (the “Original RRA”);

Whereas, the Company has entered into that certain Agreement and Plan of Merger, dated as of May 9, 2023, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and between the Company and Legacy H2B2, pursuant to which, among other things, on the date hereof, Legacy H2B2 merged with and into the Company, the separate corporate existence of Legacy H2B2 ceased and the Company continued as the Surviving Corporation (as defined in the Merger Agreement), on the terms and conditions set forth therein;

Whereas, prior to the date hereof and subject to the conditions of the Merger Agreement, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (as amended);

Whereas, on the date hereof, pursuant to the Merger Agreement, the H2B2 Holders received shares of class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

Whereas, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a holder of at least a majority in interest of the Registrable Securities as of the date hereof; and

Whereas, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Now, Therefore, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“H2B2 Holders” shall have the meaning given in the Preamble hereto.

“H2B2 Majority Holders” shall mean the H2B2 Holders holding in the aggregate a majority of the Registrable Securities then held by all of the H2B2 Holders.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.10.

“Legacy H2B2” shall have the meaning given in the Preamble hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including pursuant to Section 5.2 of this Agreement and including, for the avoidance of doubt, pursuant to the Lock-Up Agreements (as defined in the Merger Agreement).

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company issued or issuable with respect to any securities referenced in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)        all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)         printing, messenger, telephone and delivery expenses incurred specifically in connection with such Registration;

(D)         reasonable fees and disbursements of counsel for the Company incurred specifically in connection with such Registration;

(E)         reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)         in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1         Shelf Registration.

2.1.1     Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2     Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3     Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or the H2B2 Majority Holders, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the H2B2 Majority Holders, respectively.

2.1.4     Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or the H2B2 Majority Holders (the Sponsor or the H2B2 Majority Holders being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, on the one hand, and the H2B2 Majority Holders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5     Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) Registrable Securities. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6     Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or the H2B2 Majority Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the H2B2 Majority Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or the H2B2 Majority Holders elect(s) to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or the H2B2 Majority Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a withdrawing Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.2         Piggyback Registration.

2.2.1     Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For purposes of this Section 2.2.1, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.2.1).

2.2.2     Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)         if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)         if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)         if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.5.

2.2.3     Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4     Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3         Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer or director of the Company or a Holder of more than five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

COMPANY PROCEDURES

3.1         General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1     prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2     prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3     prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4     prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5     cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6     provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7     advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8     prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9     notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11   use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.12   in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, provided such participating Holders provide such information to such counsel as is customarily required for purpose of such opinions;

3.1.13   in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $15 million, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling Registrable Securities in any offering shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3         Requirements for Participation in Registration Statement in Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1     Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) calendar days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4      The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5         Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon written request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1     The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2     In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4     The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5     If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1         Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: H2B2 Electrolysis Technologies, Inc., 300 Delaware Ave Ste 210-A, Wilmington, DE 19801, Attention: Anselmo Andrade and Mario Barragan, Email: anselmo.andrade@h2b2.es and mario.barragan@h2b2.es, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.

5.2         Assignment; No Third-Party Beneficiaries.

5.2.1     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2     Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the H2B2 Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the H2B2 Holders shall be permitted to transfer its rights hereunder as the H2B2 Holders to (i) one (1) or more affiliates or any direct or indirect partners, members or equity holders of such H2B2 Holder (it being understood that no such transfer shall reduce any rights of such H2B2 Holder or such transferees), (ii) any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such H2B2 Holder (or its affiliates), on the one hand, and such third party (or its affiliates), on the other hand, or any similar arrangement relating to a financing arrangement for the benefit of such H2B2 Holder and/or its affiliates, and (iii) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interests, pledge or other similar encumbrance of any such securities owned by such H2B2 Holder and/or its affiliates to a nationally or internationally recognized financial institution in connection with a loan to, or similar financing arrangement with, such H2B2 Holder and/or its affiliates, and (y) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to (i) one (1) or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees), (ii) any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between the Sponsor (or its affiliates), on the one hand, and such third party (or its affiliates), on the other hand, or any similar arrangement relating to a financing arrangement for the benefit of the Sponsor and/or its affiliates, and (iii) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interests, pledge or other similar encumbrance of any such securities owned by the Sponsor and/or its affiliates to a nationally or internationally recognized financial institution in connection with a loan to, or similar financing arrangement with, the Sponsor and/or its affiliates.

5.2.3     This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4     This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5     No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.2 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void, ab initio.

5.3         Counterparts. This Agreement may be executed in two (2) or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

5.4         Governing Law; Venue. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5         TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6         Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each of the H2B2 Majority Holders so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7         Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of February 4, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8         Term. This Agreement shall terminate on the earlier of (a) the seventh (7th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9         Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10       Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor and the H2B2 Majority Holders (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock), the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

5.12       Entire Agreement; Restatement. This Agreement, the Merger Agreement and the other Ancillary Agreements (as defined in the Merger Agreement) constitute the entire agreement between the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Subsidiaries (as defined in the Merger Agreement) relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and the other Ancillary Agreements. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[remainder of page intentionally left blank]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[ ● ], a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

RMG SPONSOR III LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

Name:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [ ● ] (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among [ ● ], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [_____________].

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ________________, 20_________.

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of

_____________________, 20___

[ ● ]

By:

Name:

Its:

Schedule I

H2B2 Holders

Exhibit D

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [ ● ] is made and entered into by and among [ ● ], a Delaware corporation (the “Company”) (formerly known as RMG Acquisition Corp. III, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and the Persons (as defined in the Merger Agreement (as defined below)) set forth on Schedule I hereto (such Persons, together with any other Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 8 of this Agreement, the “Securityholders” and each, a “Securityholder”).

WHEREAS, the Company and H2B2 Electrolysis Technologies, Inc., a Delaware corporation (“H2B2”), entered into that certain Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement), dated as of [ ● ], 2023, pursuant to which, among other things, on the date hereof, H2B2 merged with and into the Company, with the Company continuing on as the Surviving Corporation, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, upon the Closing, each of the Securityholders will own equity interests in the Company; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

1.            Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, [any shares of Surviving Corporation Common Stock held by it immediately after the Effective Time]1[80% of the shares of Surviving Corporation Common Stock held by it immediately after the Effective Time]2, any shares of Surviving Corporation Common Stock issuable upon the exercise or settlement, as applicable, of Surviving Corporation Options held by it immediately after the Effective Time or any other securities convertible into or exercisable or exchangeable for Surviving Corporation Common Stock held by it immediately after the Effective Time (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect or take any action in furtherance of any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the date that is 180 days after the Closing Date (the “Lock-Up Period”), subject to the early release provisions set forth in Section 4 below.

[1]	NTD: To be included for C-level executives of the Company, Chairman, Blanca de Porres, and Ardachon (subject to exceptions in Merger Agreement) only.

[2]	NTD: To be included for stockholders other than C-level executives, Chairman, Blanca de Porres, and Ardachon (subject to exceptions in Merger Agreement).

2.            The restrictions set forth in Section 1 shall not apply to:

(i)	in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	Transfers relating to Surviving Corporation Common Stock or other securities convertible into or exercisable or exchangeable for Surviving Corporation Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(ix)	the exercise of stock options or the vesting of stock awards of Surviving Corporation Common Stock and any related transfer of shares of Surviving Corporation Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or (y) for the purpose of paying the exercise price of such options or for paying taxes due as a result of the exercise of such options, the vesting of such options or stock awards, or as a result of the vesting of such shares of Surviving Corporation Common Stock, it being understood that all shares of Surviving Corporation Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(x)	Transfers to the Company pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by the Company or forfeiture of Surviving Corporation Common Stock or other securities convertible into or exercisable or exchangeable for Surviving Corporation Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xi)	the entry, by a Securityholder, at any time after the Effective Time, of any trading plan providing for the sale of shares of Surviving Corporation Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Surviving Corporation Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xii)	Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Surviving Corporation Common Stock for cash, securities or other property;

(xiii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the Code, or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties thereto, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

(xiv)	Transfers to satisfy any Spanish tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the Spanish tax laws and regulations after the date on which the Merger Agreement was executed by the parties thereto, and such change prevents the Merger from qualifying for the regime set forth under Title VII, Chapter VII of the Spanish Law 27/209014, Corporate Income Tax Law (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of such Law or regulations thereunder taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv)	pledges of Surviving Corporation Common Stock or other securities convertible into or exercisable or exchangeable for Surviving Corporation Common Stock in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Securityholder (or its affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Securityholder and/or its affiliates.

provided, however, that (A) in the case of clauses (i) through (vii), such permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the permitted transferee), agreeing to be bound by all Transfer restrictions set forth herein. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the applicable undersigned Securityholder, and lineal descendant (including by adoption) of the applicable undersigned Securityholder or of any of the foregoing Persons, and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.            In the event that the Company releases or waives, in full or in part, any Person from a lock-up agreement entered into in connection with the Closing, then the same number of Surviving Corporation Common Stock constituting the Lock-Up Shares held by any undersigned Securityholder as held by such released party shall be immediately and fully released on the same terms as such released party from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if (i) the release or waiver is granted to a holder of Surviving Corporation Common Stock in connection with a follow-on public offering of Surviving Corporation Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Surviving Corporation Common Stock, and the undersigned Securityholder, only to the extent the undersigned Securityholder has a contractual right to demand or require the registration of the undersigned’s Surviving Corporation Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Surviving Corporation Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering, (ii) (a) the release or waiver is effected solely to permit a Transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer, (iii) the aggregate number of Surviving Corporation Common Stock constituting the Lock-Up Shares affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of such Surviving Corporation Common Stock constituting the Lock-Up Shares is less than or equal to 1% of the total number of outstanding shares of Surviving Corporation Common Stock then outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver), or (iv) the Company determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of Surviving Corporation Common Stock constituting the Lock-Up Shares due to circumstances of emergency or hardship. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the Closing, then each undersigned Securityholder shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Agreement, with such option to be exercised in a written notice to the Company which makes reference to this Agreement.

4.            This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a liquidation, merger, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Surviving Corporation Common Stock for cash securities or other property, or (iii) the liquidation of the Company.

5.            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

6.            This Agreement replaces Section 7(a) of that certain Letter Agreement, dated February 4, 2021, among the Company, RMG Sponsor III LLC, a Delaware limited liability company, and certain other Persons party thereto, which Section 7(a) shall be terminated and, to the extent previously applicable to a Securityholder, of no further effect with respect to such Securityholder upon the Closing, and constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

7.            This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Securityholders holding a majority of the shares of Surviving Corporation Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 7 shall be null and void, ab initio.

8.            Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of (i) with respect to any Securityholder, the Company, and (ii) with respect to the Company, the Securityholders holding a majority of the shares of Surviving Corporation Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

9.            This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 9. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10.          This Agreement may be executed in two (2) or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

11.          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

12.          This Agreement, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement between the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and the other Ancillary Agreements.

13.          The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
[ ● ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SECURITYHOLDERS:
[ ● ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS

[ ● ]